Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AND EXCHANGE AGREEMENT

THIS ASSET PURCHASE AND EXCHANGE AGREEMENT (this “Agreement”) is made as of this April 28, 2012 among Townsquare Radio, LLC (“Townsquare Parent”), Townsquare Media of Bloomington, Inc. (“Townsquare Bloomington”), Townsquare Media of Peoria, Inc. (“Townsquare Peoria”) and companies set forth as Townsquare Purchasers on the signature page hereto (“Townsquare Purchasers”) (Townsquare Parent, Townsquare Bloomington, Townsquare Peoria and Townsquare Purchasers collectively, “Townsquare”) and Cumulus Media Inc. (“Cumulus Parent”), Cumulus Broadcasting LLC (“Cumulus Broadcasting”), Cumulus Licensing LLC (“Cumulus Licensing”), Citadel Broadcasting Company (“Citadel Broadcasting”) and Radio License Holding CBC, LLC (“Radio License”) (“Cumulus Sellers” and collectively, “Cumulus”).

Recitals

A.           Townsquare Bloomington owns and operates the radio broadcast stations set forth opposite its name on Schedule A attached hereto (each a “Bloomington Station” and collectively the “Bloomington Stations”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”).

B.           Cumulus Broadcasting owns and operates the radio broadcast stations and Cumulus Licensing owns the related licenses, permits and authorizations issued by the FCC in the Killeen-Temple, Texas market set forth opposite its name on Schedule B attached hereto (each a “Killeen-Temple Station” and collectively the “Killeen-Temple Stations”) pursuant to certain authorizations issued by the FCC.

C.           Townsquare Peoria owns and operates the radio broadcast stations set forth opposite its name on Schedule A attached hereto (each a “Peoria Station” and collectively the “Peoria Stations”) pursuant to certain authorizations issued by the FCC.

D.          Citadel Broadcasting owns and operates the radio broadcast stations and Radio License owns the related licenses, permits and authorizations issued by the FCC in the Presque Isle, Maine market set forth opposite its name on Schedule B attached hereto (each a “Presque Isle Station” and collectively the “Presque Isle Stations”) pursuant to certain authorizations issued by the FCC.

E.           The Cumulus Sellers own and operate the radio broadcast stations set forth opposite their names on Schedule B attached hereto (each a “Cumulus Seller Station” and collectively the “Cumulus Seller Stations”) pursuant to certain authorizations issued by the FCC.

F.           Townsquare Parent and Cumulus Parent desire to cause Townsquare Bloomington and Cumulus Broadcasting and Cumulus Licensing to exchange the Townsquare Station Assets (defined below) used exclusively in the Bloomington Stations plus the Bloomington Cash Consideration (defined below) for the Cumulus Station Assets (defined below) used exclusively in the Killeen-Temple Stations. The parties intend this exchange to be a like-kind exchange in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).

G.           Townsquare Parent and Cumulus Parent desire to cause Townsquare Peoria and Citadel Broadcasting and Radio License to exchange the Townsquare Station Assets used exclusively in the Peoria Stations plus the Peoria Cash Consideration (defined below) for the Cumulus Station Assets used exclusively in the Presque Isle Stations. The parties intend this exchange to be a like-kind exchange in accordance with the provisions of Section 1031 of the Code.

H.           Townsquare Parent and Cumulus Parent desire to cause the Townsquare Purchasers to purchase the remaining Cumulus Station Assets from the Cumulus Sellers for the remaining Cash Consideration.

Agreement

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1:        EXCHANGE OF ASSETS AND CASH CONSIDERATION

1.1          Station Assets.

1.1.1.        Townsquare Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, Townsquare shall assign, transfer, convey and deliver to Cumulus, and Cumulus shall acquire from Townsquare, all right, title and interest of Townsquare in and to all assets and properties of Townsquare, real and personal, tangible and intangible, that are used or held for use exclusively in the operation of the Townsquare Stations (the “Townsquare Station Assets”), including, without limitation, the following:

(a)         all licenses, permits and other authorizations issued to Townsquare by the FCC with respect to the Townsquare Stations (the “Townsquare FCC Licenses”) described on Schedule 1.1.1(a), including any renewals or modifications thereof between the date hereof and Closing, along with assignable applications pending before the FCC with respect to the renewal or modification of the Townsquare FCC Licenses or for any new FCC authorizations for the Townsquare Stations, and all other permits, registrations, licenses, variances, exemptions, orders and approvals of all governmental authorities held by or in respect of the Townsquare Stations that are (i) necessary to or otherwise used in the operation of the Townsquare Stations or (ii) required as a result of the activities of Townsquare Stations;

(b)         all of Townsquare’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the operation of the Townsquare Stations, including, without limitation, those listed on Schedule 1.1.1(b) and Schedule 2.6, except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Townsquare Tangible Personal Property”);

(c)         all of Townsquare’s real property used or held for use in the operation of the Townsquare Stations (including any appurtenant easements and improvements located thereon) , including, without limitation, those listed on Schedule 1.1.1(c) and Schedule 2.7 (the “Townsquare Real Property”);

(d)         all agreements for the sale of advertising time on the Townsquare Stations entered into in the ordinary course of business, and all other contracts, agreements and leases entered into in the ordinary course of the Townsquare Stations’ business, including, without limitation, those listed on Schedule 1.1.1(d) and Schedule 2.8, together with all contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4, but excluding (i) the Excluded Townsquare Station Contracts (defined below) and (ii) any such agreements, contracts and leases which are Shared Contracts (defined below), which shall be governed by Section 1.3 hereof (collectively, the “Townsquare Station Contracts”);

(e)         all of Townsquare’s rights in and to the Townsquare Stations’ call letters and Townsquare’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property which are used or held for use in the operation of the Townsquare Stations, including, without limitation, those listed on Schedule 1.1.1(e) and Schedule 2.10 (the “Townsquare Intangible Property”); and

(f)         all of Townsquare’s rights in and to all the files, documents, records, and books of account (originals to the extent existing, or copies thereof) to the extent relating primarily to the operation of the Townsquare Stations, including the Townsquare Stations’ local public files, programming information and studies, engineering data, advertising studies, email databases, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Townsquare Excluded Assets (defined below).

The Townsquare Station Assets shall be transferred to Cumulus free and clear of liens, claims and encumbrances (“Liens”), except for (A) Cumulus Assumed Obligations (defined below), (B) Liens for taxes not yet due and payable, (C) Liens that will be released at or prior to Closing, and (D) with respect to the Townsquare Real Property, such other easements, rights of way, building and use restrictions and other exceptions that do not in any material respect detract from the value of the property (on an individual basis) subject thereto or impair the use thereof in the ordinary course of the business of the Townsquare Stations for which such property relates (collectively, “Townsquare Permitted Liens”). Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement (including, without limitation, Section 5.10), Townsquare Permitted Liens shall not include, and Townsquare will at the Closing cause the release, removal or discharge of, monetary obligations such as mortgages, mechanics’ and materialmen’s liens, judgment liens and fines for the violation of municipal ordinances, orders or requirements issued in connection with the Townsquare Real Property prior to the Closing Date.

1.1.2.         Cumulus Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, Cumulus shall assign, transfer, convey and deliver to Townsquare, and Townsquare shall acquire from Cumulus, all right, title and interest of Cumulus in and to all assets and properties of Cumulus, real and personal, tangible and intangible, that are used or held for use exclusively in the operation of the Cumulus Stations (the “Cumulus Station Assets”), including, without limitation, the following:

(a)         all licenses, permits and other authorizations issued to Cumulus by the FCC with respect to the Cumulus Stations (the “Cumulus FCC Licenses”) described on Schedule 1.1.2(a), including any renewals or modifications thereof between the date hereof and Closing, along with assignable applications pending before the FCC with respect to the renewal or modification of the Cumulus FCC Licenses or for any new FCC authorizations for the Cumulus Stations, and all other permits, registrations, licenses, variances, exemptions, orders and approvals of all governmental authorities held by or in respect of the Cumulus Stations that are (i) necessary to or otherwise used in the operation of the Cumulus Stations or (ii) required as a result of the activities of Cumulus Stations;

(b)         all of Cumulus’ equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the operation of the Cumulus Stations, including, without limitation, those listed on Schedule 1.1.2(b) and Schedule 3.6, except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Cumulus Tangible Personal Property”);

(c)         all of Cumulus’ real property used or held for use in the operation of the Cumulus Stations (including any appurtenant easements and improvements located thereon), including, without limitation, those listed on Schedule 1.1.2(c) and Schedule 3.7 (the “Cumulus Real Property”);

(d)         all agreements for the sale of advertising time on the Cumulus Stations entered into in the ordinary course of business, and all other contracts, agreements and leases entered into in the ordinary course of the Cumulus Stations’ business, including, without limitation, those listed on Schedule 1.1.2(d) and Schedule 3.8, together with all contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4, but excluding (i) the Excluded Cumulus Station Contracts (defined below) and (ii) any such agreements, contracts and leases which are Shared Contracts, which shall be governed by Section 1.3 hereof (collectively, the “Cumulus Station Contracts”);

(e)         all of Cumulus’ rights in and to the Cumulus Stations’ call letters and Cumulus’ rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property which are used or held for use in the operation of the Cumulus Stations, including, without limitation, those listed on Schedule 1.1.2(e) and Schedule 3.10 (the “Cumulus Intangible Property”); and

(f)         all of Cumulus’ rights in and to all the files, documents, records, and books of account (originals to the extent existing, or copies thereof) to the extent relating primarily to the operation of the Cumulus Stations, including the Cumulus Stations’ local public files, programming information and studies, engineering data, advertising studies, email databases, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Cumulus Excluded Assets (defined below).

The Cumulus Station Assets shall be transferred to Townsquare free and clear of Liens, except for (A) Townsquare Assumed Obligations (defined below), (B) Liens for taxes not yet due and payable, (C) Liens that will be released at or prior to Closing, and (D) with respect to the Cumulus Real Property, such other easements, rights of way, building and use restrictions and other exceptions that do not in any material respect detract from the value of the property (on an individual basis) subject thereto or impair the use thereof in the ordinary course of the business of the Cumulus Stations for which such property relates (collectively, “Cumulus Permitted Liens”). Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement (including, without limitation, Section 5.10), Cumulus Permitted Liens shall not include, and Cumulus will at the Closing cause the release, removal or discharge of, monetary obligations such as mortgages, mechanics’ and materialmen’s liens, judgment liens and fines for the violation of municipal ordinances, orders or requirements issued in connection with the Cumulus Real Property prior to the Closing Date.

1.1.3       Determination of Transferees. The conveyances described in Sections 1.1.1 and 1.1.2 shall be made to the transferees listed on Schedule 1.1.3.

1.2          Excluded Assets. Notwithstanding anything to the contrary contained herein, the assets to be exchanged under this Agreement shall not include the following assets or any rights, title and interest therein (the “Townsquare Excluded Assets” or the “Cumulus Excluded Assets”, as applicable):

(a)         all cash and cash equivalents, including, without limitation, certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;

(b)         all tangible and intangible personal property retired in the ordinary course of business or disposed of between the date of this Agreement and Closing in accordance with Article 4;

(c)         all contracts that are terminated or expire prior to Closing and all contracts to which Townsquare is a party that are listed on Schedule 1.2(c) (the “Excluded Townsquare Station Contracts”);

(d)         all contracts that are terminated or expire prior to Closing and all contracts to which Cumulus is a party that are listed on Schedule 1.2(d) (the “Excluded Cumulus Station Contracts”);

(e)         all trade names not exclusive to the operation of the Townsquare Stations or the Cumulus Stations, as applicable, the respective corporate names of the parties and their respective affiliates (including, without limitation, the names “Townsquare”, “Cumulus” and “Citadel”), charter documents, and books and records relating to organization, existence or ownership, duplicate copies of records, and all records not relating to the operation of the Townsquare Stations or the Cumulus Stations, as applicable;

(f)         all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies; provided that, to the extent of any proceeds which would cover any damages or losses which are required to be repaired and/or remediated pursuant to Sections 5.4 or 5.5, the proceeds therefrom shall be used exclusively to repair and/or remediate any such damages or losses;

(g)         all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any;

(h)         all accounts receivable and any other rights to payment of cash consideration for goods or services sold or provided prior to the Effective Time (defined below) or otherwise arising during or attributable to any period prior to the Effective Time, which shall be governed by Section 5.8 hereof;

(i)         any non-transferable shrink-wrapped computer software and any other non-transferable computer licenses that are not material to the operation of the Townsquare Stations or the Cumulus Stations, as applicable;

(j)         all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent the conveying party receives a credit therefor under Section 1.7;

(k)         files, documents, records, and books of account that relate to multiple stations (other than solely the Townsquare Stations or Cumulus Stations, as applicable) or other business units (other than solely the business of the Townsquare Stations or Cumulus Stations, as applicable);

(l)         computers and other similar assets and any operating systems and related assets that are used in the operation of multiple stations (other than solely the Townsquare Stations or Cumulus Stations, as applicable) or other business units (other than solely the business of the Townsquare Stations or Cumulus Stations, as applicable);

(m)          the Townsquare assets specifically listed on Schedule 1.2(a), and the Cumulus assets specifically listed on Schedule 1.2(b); and

(n)         all rights and claims of the conveying party to the extent related solely to the Townsquare Retained Obligations or the Cumulus Retained Obligations, respectively.

For the avoidance of doubt, with respect to any marks or similar intangible property used in the operation of multiple stations, the Townsquare Station Assets or Cumulus Station Assets, as applicable, include only the right to use such items in the manner used by the conveying party at the applicable station on a basis exclusive in the market, but non-exclusive in that no right is granted with respect to other markets (some of which may overlap), and such right (i) is limited to the extent of the conveying party’s transferable rights, (ii) may not be assigned by the acquiring party except to a transferee of the applicable station who assumes the acquiring party’s obligations in respect thereof (and any such assignment shall not relieve the acquiring party of any obligation or liability), (iii) may be used by the acquiring party only in a manner that does not diminish the quality of such items, and only without violating law or any third party rights (and the acquiring party shall be solely responsible for such use and the related services), and (iv) shall terminate for noncompliance or non-use, but otherwise shall be coterminous with the conveying party’s rights. At Closing, the parties shall enter into a separate license agreement that provides such rights in accordance with this Agreement in the form attached hereto as Exhibit A (the “License Agreement”). Notwithstanding the foregoing, in no event shall this paragraph relate to any of the following marks (or any other rights with respect thereto): the names “Townsquare”, “Cumulus” or “Citadel”.

1.3          Shared Contracts.

(a)         Some contracts, agreements and leases relating to the Townsquare Stations or Cumulus Stations, as applicable, may be used in the operation of multiple stations or other business units (each, a “Shared Contract”). Schedule 1.3(a) sets forth all Shared Contracts relating to the Townsquare Stations that are material with respect to the applicable market, and Schedule 1.3(b) sets forth all Shared Contracts relating to the Cumulus Stations that are material with respect to the applicable market. Except as provided by Schedule 1.2(c) or Schedule 1.2(d), as applicable, at the Closing, the rights and obligations under Shared Contracts shall be equitably allocated among stations and such other business units in a manner reasonably determined by the parties in accordance with the following equitable allocation principles:

(i)       any allocation expressly set forth in the Shared Contract shall control;

(ii)      if none, then any allocation previously made by the conveying party in the ordinary course of station operations shall control;

(iii)     if none, then the quantifiable proportionate benefit to be received by the parties after Closing shall control; and

(iv)     if not quantifiable, then reasonable accommodation shall control.

(b)         With respect to each such Shared Contract, (i) the parties shall cooperate with each other and each contract counterparty in such allocation, (ii) only the allocated portion of each such Shared Contract is included in the contracts to be assigned and assumed under this Agreement (without need for further action), and (iii) the parties shall use their commercially reasonable efforts to ensure that such allocation shall occur by termination of the Shared Contract and execution of new contracts between each contract counterparty and each of Townsquare and Cumulus (but only if such contract is on terms at least as favorable than the existing contract), but shall include the allocated portion of such contracts will not include any group discounts or similar benefits specific to a party or its affiliates. Completion of documentation of any such allocation is not a condition to Closing; provided, however, that with respect to each such Shared Contract which is not allocated at Closing pursuant to subsection (iii) of this Section 1.3(b), the parties shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which acquiring party shall receive the allocable benefits thereunder from and after Closing, and to the extent of the allocable benefits received, the acquiring party shall pay and perform the conveying party’s obligations arising thereunder from and after Closing in accordance with its terms, until new documentation effecting the allocation described in this Section 1.3 is executed and delivered. With respect to each Shared Contract, each party shall be responsible for all costs associated with the portion allocated to such party, and shall indemnify and hold harmless the other party for any losses associated with the performance of such party for the portion allocated to such party.

(c)         In the event that the terms of any Shared Contract prohibits the allocation contemplated by this Section 1.3, the parties shall use commercially reasonable efforts to provide the benefits and obligations of the portion of the Shared Contract that would have been allocated to a party hereunder but for any such prohibition.

(d)         Notwithstanding the foregoing, in no event shall a Shared Contract relate to any employees of Townsquare or Cumulus, or the following marks (or any other rights with respect thereto): the names “Townsquare”, “Cumulus” and “Citadel”.

1.4          Cumulus Assumed Obligations.  On the Closing Date (defined below), Cumulus shall assume the obligations of Townsquare arising during, or attributable to, any period of time on or after the Closing Date under the Townsquare Station Contracts, the obligations described in Section 5.7(c), any other non-employment liabilities of Townsquare to the extent Cumulus receives a credit therefor or otherwise assumes such liabilities under Section 1.7 and liabilities listed on Schedule 1.4 (collectively, the “Cumulus Assumed Obligations”). Except for the Cumulus Assumed Obligations, Cumulus does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Townsquare (the “Townsquare Retained Obligations”), including any liability for borrowed money, any liability under a mortgage or notices of violation, municipal ordinances, orders or requirements issued in connection with the Townsquare Real Property prior to the Closing Date or any liability for any employees of Townsquare (other than as specifically contemplated Section 5.7(c) or related to the employment of any such individuals by Cumulus from and after the Closing).

1.5          Townsquare Assumed Obligations.   On the Closing Date, Townsquare shall assume the obligations of Cumulus arising during, or attributable to, any period of time on or after the Closing Date under the Cumulus Station Contracts, the obligations described in Section 5.7(c), any other non-employment liabilities of Cumulus to the extent Townsquare receives a credit therefor or otherwise assumes such liabilities under Section 1.7 and liabilities listed on Schedule 1.5 (collectively, the “Townsquare Assumed Obligations”). Except for the Townsquare Assumed Obligations, Townsquare does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Cumulus (the “Cumulus Retained Obligations”), including any liability for borrowed money, any liability under a mortgage or notices of violation, municipal ordinances, orders or requirements issued in connection with the Cumulus Real Property prior to the Closing Date or any liability for any employees of Cumulus (other than as specifically contemplated Section 5.7(c) or related to the employment of any such individuals by Townsquare from and after the Closing).

1.6          Cash Consideration.  In addition to delivery of the Townsquare Station Assets, in further consideration of Cumulus’ performance of this Agreement, the sale, assignment, transfer, conveyance, setting over, and delivery of the Cumulus Station Assets as defined hereinabove to

Townsquare, Townsquare shall pay Cumulus the sum of $115,750,113, subject to the adjustments in Section 1.7 below (the “Cash Consideration”). In particular, Townsquare Bloomington shall pay Cumulus Broadcasting and Cumulus Licensing a portion of the Cash Consideration equal to the excess of the value of the Killeen-Temple Station Assets over the value of the Bloomington Station Assets as determined under Section 1.8 (the “Bloomington Cash Consideration”), Townsquare Peoria shall pay Citadel Broadcasting and Radio License a portion of the Cash Consideration equal to the excess of the value of the Presque Isle Station Assets over the value of the Peoria Station Assets as determined under Section 1.8 (the “Peoria Cash Consideration”), and the Townsquare Purchasers shall pay the remainder of the Cash Consideration to the Cumulus Sellers, in proportion to the values of the respective Station Assets purchased, all as determined under Section 1.8. On the Closing Date, Townsquare will pay to Cumulus by wire transfer of immediately available funds to a bank designated by Cumulus the Cash Consideration., and the determination of the Cash Consideration paid by each Townsquare entity shall be made according to this Section 1.6, taking into account as applicable the provisions of Sections 1.7 and 1.8 and Article 9.

1.7          Prorations and Adjustments.

(a)         All prepaid and deferred income and expenses arising from the operation of the Townsquare Stations and the Cumulus Stations shall be prorated between the transferors and transferees in accordance with generally accepted accounting principles, consistently applied (“GAAP”), as of 12:01 a.m. local time in each market on the day of Closing (the “Effective Time”). Such prorations shall include, without limitation, any proration required by Section 5.7, all FCC regulatory fees, ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 11.1), music and other license fees, utility expenses, rent and other amounts under contracts and similar prepaid and deferred items. Each conveying party shall receive a credit for deposits and prepaid expenses. Sales commissions related to the sale of advertisements broadcast prior to Closing shall be the responsibility of conveying party, and sales commissions related to the sale of advertisements broadcast after Closing shall be the responsibility of the acquiring party.

(b)         With respect to trade, barter or similar agreements for the sale of time for goods or services (“Barter”) assumed by the acquiring party, if at Closing the Townsquare Stations or Cumulus Stations, as the case may be, have an aggregate negative or positive Barter balance (i.e., the amount by which the value of air time to be provided by such stations after the Closing exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be an adjustment therefor in favor of the applicable party. In determining Barter balances, the value of air time shall be based upon the rates of the conveying party as of the date hereof, and the corresponding goods and services shall include those to be received by the applicable stations after the Closing. Notwithstanding anything herein to the contrary, in no event shall Townsquare, on the one hand, or Cumulus, on the other hand, assume any Barter obligations of the stations acquired by such party in excess of (i) $200,000 in the aggregate per market or (ii) $400,000 in the aggregate in the case of the Townsquare Stations and $2,200,000 in the aggregate in the case of the Cumulus Stations, in each case for which the goods or services provided by a third party in exchange for on-air time has been provided to the conveying party prior to Closing.

(c)         No later than five (5) business days prior to the Closing Date, (i) Townsquare shall deliver to Cumulus a written statement (including reasonable detail and supporting documentation) setting forth a reasonable and good faith estimate of its calculation of the net amount of all prorations and adjustments pursuant to this Section 1.7 with respect to the Townsquare Stations, and (ii) Cumulus shall provide to Townsquare a statement (including reasonable detail and supporting documentation) setting forth a reasonable and good faith estimate of its calculation of the net amount of all prorations and adjustments pursuant to this Section 1.7 with respect to the Cumulus Stations. Each party’s proposed estimated adjustment shall be subject to the receiving party’s reasonable consent thereto (not to be unreasonably withheld, delayed or conditioned) (to the extent that a consent is not forthcoming, the party withholding consent shall, together with notice it is not consenting, set forth its explanation of why it is withholding such consent). To the extent that the net amount of such estimated adjustments, when taken together in the aggregate, results in a credit to Townsquare, then the Cash Consideration payable at Closing shall be reduced by the Estimated Adjustment Amount, and to the extent that the net amount of such estimated adjustments, when taken together in the aggregate, results in a credit to Cumulus, then the Cash Consideration payable at Closing shall be increased by the Estimated Adjustment Amount.

(d)         As soon as reasonably practicable, and in any event within sixty (60) calendar days after the Closing Date, (i) Cumulus shall deliver to Townsquare a written statement (including reasonable detail and supporting documentation) setting forth its calculation of the actual net amount of all prorations and adjustments pursuant to this Section 1.7 with respect to the Townsquare Stations, and (ii) Townsquare shall deliver to Cumulus a written statement (including reasonable detail and supporting documentation) setting forth its calculation of the actual net amount of all prorations and adjustments pursuant to this Section 1.7 with respect to the Cumulus Stations. Following its receipt of such statements, each party shall permit the other party and its auditors to have access during normal business hours and upon advance written notice to the books, records and other documents pertaining to or used in connection with preparation of such statements. Within thirty (30) calendar days of receipt of such statements, the receiving party shall deliver any objections to the delivering party that it may have to the calculation of the prorations and adjustments (provided, that failure of the receiving party to deliver such notice within such time period shall be deemed to be acceptance of the statement of the delivering party by the receiving party). To the extent of any such objections, the parties shall negotiate in good faith to resolve their disputes promptly and mutually agree on the final prorations and adjustments. In the event the parties are unable to resolve any such dispute within thirty (30) calendar days of written notice of the dispute, the parties shall engage a mutually agreeable accountant or other third party (whose fees and expenses shall be equally shared), who shall resolve such dispute and whose determination shall be final and binding on the parties.

(e)         The final adjustment amount due to Townsquare or Cumulus, as determined pursuant to Section 1.7(d), shall be paid promptly by check or wire transfer from the party owning the final amount made payable to the party to whom the payment is due. Any adjustment pursuant to this Section 1.7 shall be deemed to be an adjustment to the Cash Consideration for all purposes.

1.8          Allocation.

(a)         Townsquare and Cumulus agree that the fair market value of the Townsquare Station Tangible Assets (defined below) and the Cumulus Station Tangible Assets (defined below) (collectively, the “Tangible Assets”) will be appraised by a mutually agreed appraisal firm, at a level of specificity that will permit the parties to complete IRS Forms 8594 and 8824. The expense of such appraisal (the “Appraisal”) will be shared equally by the parties. The parties shall use their commercially reasonable efforts to cause the Appraisal to be completed within a reasonable period of time after the Closing Date. The parties will negotiate the allocation of the Townsquare Station Intangible Assets (defined below) and the Cumulus Station Intangible Assets (defined below) (collectively, the “Intangible Assets”) for a period of ninety (90) days after Closing. If the parties cannot agree on the allocation of the Intangible Assets, then each party shall use the allocation they deem appropriate and consistent with the fair market value of each Intangible Asset.

(b)         The parties shall each prepare IRS Forms 8594 and 8824 reflecting the allocation of the fair market value among the Tangible Assets consistent with the Appraisal and reflecting the allocation of the Intangible Assets consistent with the agreed upon allocation, if agreed, or using each parties own allocation if not agreed. and the requirements of Sections 1031 and 1060 of the Code and the Treasury Regulations thereunder (including, without limitation, Treasury Regulations sections 1.1031(j)-1(b) and 1.1060-1(b)(8)) and such other information as required by such IRS forms, and taking into account the fact that the parties are exchanging some or all of the assets as part of a like-kind exchange under Section 1031 of the Code. The parties shall cooperate with each other in good faith to file, with their respective federal income tax returns for the tax year in which the Closing occurs, IRS Forms 8594 and 8824 that are consistent with each other’s forms, the Appraisal and the principles set forth in the immediately preceding sentence. If, after fulfilling their obligation to cooperate in good faith to agree on consistent Forms 8594 and 8824, the parties cannot so agree, then each party shall file such forms as it deems appropriate and consistent with the Appraisal and the principles set forth in the second preceding sentence. Each party, not later than thirty (30) days prior to the filing of its Forms 8594 and 8824 relating to this transaction, shall deliver to the other party a copy of its Forms 8594 and 8824.

(c)         As used herein, (i) Townsquare Station Intangible Assets means the Townsquare FCC Licenses the goodwill/going concern of the Townsquare Stations, and any other identified intangible assets such as network affiliation agreements, (ii) Cumulus Station Intangible Assets means the Cumulus FCC Licenses, the goodwill/going concern of the Cumulus Stations, and any other identified intangible assets such as network affiliation agreements, (iii) Townsquare Station Tangible Assets means all Townsquare Station Assets other than the Townsquare Station Intangible Assets, and (iv) Cumulus Station Tangible Assets means all Cumulus Station Assets other than the Cumulus Station Intangible Assets.

1.9          Closing.     The consummation of the exchange of assets provided for in this Agreement (the “Closing”) shall take place on or before the tenth (10th) calendar day after the date of the last to occur of the date on which the FCC Consents shall have been issued and shall have become a Final Order (as defined below), the issuance of the HSR Clearance (defined below), or on such later day (after such governmental consents and approvals have been issued)

as Cumulus and Townsquare may mutually agree, subject to Section 5.10(b)(iii) and the satisfaction or waiver of the conditions set forth in Articles 6 and 7 below; provided that the parties shall endeavor to cause the Closing to occur on the last day of a month. The date on which the Closing is to occur is referred to herein as the “Closing Date.” For purposes of this Agreement, “Final Order” means that the FCC Consent for any FCC Application or Divestiture Application shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect no which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall have been filed or be pending and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated, or in the event of any such stay, petition for rehearing or reconsideration, review, appeal, application for review, certiorari or sua sponte action of the FCC, the period provided by the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and published policies of the FCC (collectively, the “FCC Rules”) for further stay, application for review, petition for rehearing or reconsideration, review, appeal, certiorari or sua sponte action has expired or otherwise terminated.

1.10        Governmental Consents.

(a)         Not later than ten (10) business days after the date of this Agreement, (i) Cumulus and Townsquare shall file applications with the FCC (each an “FCC Application” and collectively the “FCC Applications”) requesting FCC consent to the assignment of the Townsquare FCC Licenses to Cumulus and the Cumulus FCC Licenses to Townsquare; and (ii) Townsquare shall file applications (or take other such actions as Townsquare deems necessary and appropriate in its sole discretion) with the FCC as may be commercially reasonable and necessary under the Communications Act and the FCC Rules which propose the assignment of the FCC licenses set forth on Schedule 1.10(a) to third parties or to a divestiture trust that would, upon consummation, enable Townsquare to be in compliance with 47 C.F.R. §73.3555(a) and the Notes thereto (collectively, “the Local Radio Ownership Rule” as of the Closing Date (each such application, a “Divestiture Application,” and collectively the “Divestiture Applications”). Any actions by the FCC (including any actions duly taken by the FCC’s staff pursuant to delegated authority) granting consent to any FCC Application or any Divestiture Application are referred to herein individually as the “FCC Consent” and collectively as the “FCC Consents.” Cumulus and Townsquare shall diligently prosecute the FCC Applications, and Townsquare shall diligently prosecute the Divestiture Applications. Both parties shall promptly respond to any requests by the FCC for reasonable amendments of the FCC Applications and, for Townsquare the Divestiture Applications, oppose any petitions to deny or informal objections filed against the FCC Applications and, for Townsquare, the Divestiture Applications (and oppose any petition for reconsideration or application for review seeking reversal or rescission of the FCC Consents for the FCC Applications, and, for Townsquare, the FCC Consents for the Divestiture Applications) and otherwise use their commercially reasonable efforts to obtain the FCC Consents as soon as possible; provided, however, that neither Cumulus nor Townsquare shall have any obligation to (i) participate in any evidentiary hearing before the FCC on any of the FCC Applications or any of the Divestiture Applications or (ii) seek reconsideration or review or otherwise appeal a decision of the FCC to dismiss any of the FCC Applications or any of the Divestiture Applications as unacceptable for filing. Cumulus or Townsquare, as the case may be, shall notify as soon as reasonably practicable the other in the event it becomes aware of any facts, actions, communications or occurrences that might directly or indirectly impede the parties’ ability to secure FCC Consents for any of the FCC Applications or any of the Divestiture Applications. Neither Cumulus nor Townsquare shall take any action that it knows or should know would or materially delay or materially impede the receipt of the FCC Consent for any FCC Application or any Divestiture Application.

(b)         As soon as reasonably practicable after the date of this Agreement, Cumulus and Townsquare shall make any required filings with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”

(c)         Unless prohibited by law or government regulation, Cumulus and Townsquare shall keep the other informed of any material communications (including any meeting, conference or telephone call) and will promptly provide each other with copies of all correspondence to or from any governmental authorities with respect to this Agreement or the transactions contemplated hereby (including material correspondence, whether in electronic or documentary form, but excepting those documents containing proprietary information), and a summary of any oral communications to or from any governmental authority with respect to this Agreement or the transactions contemplated hereby (which may be by email). Cumulus and Townsquare shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. Cumulus and Townsquare shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform the other party of any material communication received by such party from any governmental authority regarding the transactions contemplated by this Agreement. Cumulus and Townsquare shall review and discuss in advance, and consider in good faith the views of the other party in connection with any proposed written or material oral communication with any governmental authority. Neither Cumulus nor Townsquare shall participate in any meeting with any governmental authority unless it first consults with the other party in advance, and to the extent permitted by the governmental authority, gives that party the opportunity to be present thereat. Neither Cumulus nor Townsquare shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any governmental authority without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). The FCC Consents and the HSR Clearance are referred to herein collectively as the “Governmental Consents”.

(d)         Schedule 2.4(a) sets forth all license renewal applications (each a “Townsquare Renewal Application”) that are pending before the FCC or are required to be filed with the FCC on or before the Outside Date (as defined in Section 10.1(d)), with respect to certain of the Townsquare Stations (each, a “Townsquare Renewal Station”). Schedule 3.4(a) sets forth license renewal applications (each a “Cumulus Renewal Application” and, together with the Townsquare Renewal Applications, the “Renewal Applications”) that are pending before the FCC or are required to be filed with the FCC on or before the Outside Date (as defined in Section 10.1(d)), with respect to certain of the Cumulus Stations (each, a “Cumulus Renewal Station” and, together with the Townsquare Renewal Stations, the “Renewal Stations”). In order to avoid a disruption or delay in the processing of the FCC Applications and the Divestiture Applications, the parties will use commercially reasonable efforts to promptly prosecute and resolve any issues with respect to the pending Renewal Applications. The parties will promptly advise each other of any communications from the FCC with respect to the pending Renewal Applications. If before Closing any Townsquare Renewal Applications or Cumulus Renewal Applications are required to be filed under FCC Rules before the Outside Date, the FCC Applications will include a request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. Townsquare and Cumulus shall make such representations and undertakings as necessary or appropriate to invoke such policy, including an agreement by each party to assume the position of the applicant with respect to any Renewal Applications that remain pending when the FCC Consents are issued and to thereby assume the risks relating to such Renewal Applications; provided, that Townsquare or Cumulus, as the case may be, shall be entitled to reimbursement or indemnification from the other party for any forfeitures, fines, or other sanctions which the FCC imposes on such party after Closing (including non-renewal of a station’s license) in conjunction with or with respect to such Renewal Application that is not covered by an agreement identified in subsection (e) of this section; and, provided further, that such reimbursement or indemnification shall be made within thirty (30) days after a request therefor is received by the other party.

(e)         To the extent reasonably necessary to facilitate grant of the FCC Applications and the Divestiture Applications, Townsquare will enter into any agreements requested by the FCC, including (i) tolling agreements to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against a Townsquare Station in connection with any pending complaints, investigations, letters of inquiry, or other proceedings, including, but not limited to complaints that such Townsquare Station aired programming that contained obscene, indecent or profane material; (ii) escrow agreements to place into escrow certain amounts to cover any potential monetary forfeiture against Townsquare with respect to the Townsquare Stations for violations of the FCC Rules; (iii) agreements regarding assignment for Townsquare to guarantee the obligations of the licensees of the Townsquare Stations with respect to any potential monetary forfeiture imposed by the FCC after consummation of the transactions contemplated hereby with respect to the Townsquare Stations for violations of the FCC Rules; and (iv) any other agreement with the FCC to enable the FCC to assess potential monetary forfeiture against Townsquare with respect to the Townsquare Stations for violations of the FCC Rules (collectively, the “Townsquare FCC Agreements”). To the extent reasonably necessary to facilitate grant of the FCC Applications and the Divestiture Applications, Cumulus will enter into any agreements requested by the FCC, including (i) tolling agreements to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against a Cumulus Station in connection with any pending complaints, investigations, letters of inquiry, or other proceedings, including, but not limited to complaints that such Cumulus Station aired programming that contained obscene, indecent or profane material; (ii) escrow agreements to place into escrow certain amounts to cover any potential monetary forfeiture against Cumulus with respect to the Cumulus Stations for violations of the FCC Rules; (iii) agreements regarding assignment for Cumulus to guarantee the obligations of the licensees of the Cumulus Stations with respect to any potential monetary forfeiture imposed by the FCC after consummation of the transactions contemplated hereby with respect to the Cumulus Stations for violations of the FCC Rules and (iv) any other agreement with the FCC to enable the FCC to assess potential monetary forfeiture against Cumulus with respect to the Cumulus Stations for violations of the FCC Rules (collectively, the “Cumulus FCC Agreements” and, together with the Townsquare FCC Agreements, the “FCC Agreements”). The parties will consult in good faith with each other prior to entering into the FCC Agreements.

(f)         Notwithstanding anything to the contrary in this Agreement, Townsquare and Cumulus agree that to the extent the satisfaction of any requirement or condition sought or imposed by the FCC, FTC or DOJ, relating in any way to this Agreement or the other transactions contemplated herein (“Government Conditions”) would require undertakings to divest or hold separate any of Townsquare’s existing assets, properties or businesses or any of the Cumulus Station Assets to be acquired by Townsquare hereunder, then in such event the parties shall work together in good faith to eliminate such Government Conditions. If the parties are unable to eliminate such Government Conditions, in lieu of undertaking such divestitures either Cumulus or Townsquare may elect to exclude all of the Cumulus Stations in the market(s) subject to such Government Condition from the transactions contemplated hereby. Such excluded Cumulus Stations shall be deemed to be Cumulus Excluded Assets and the amount of Cash Consideration shall be reduced in accordance with Schedule 1.10(f). For the avoidance of doubt, it is the intention of the foregoing provisions that Cumulus be assured that this Agreement and the transactions contemplated hereby and thereby be consummated, notwithstanding any investigation, challenge or requirement of a remedy by the FCC, FTC or DOJ with respect to antitrust, competition or other matters.

ARTICLE 2:        TOWNSQUARE REPRESENTATIONS AND WARRANTIES

Townsquare hereby makes the following representations and warranties to Cumulus:

2.1         Organization.   Townsquare is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Townsquare Station Assets are located. Townsquare has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Townsquare pursuant hereto (collectively, the “Townsquare Ancillary Agreements”) and to consummate the transactions contemplated hereby.

2.2         Authorization.   The execution, delivery and performance of this Agreement and the Townsquare Ancillary Agreements by Townsquare have been duly authorized and approved by all necessary action of Townsquare and do not require any further authorization or consent of Townsquare. This Agreement is, and each Townsquare Ancillary Agreement when made by Townsquare and the other parties thereto will be, a legal, valid and binding agreement of Townsquare enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3          No Conflicts.        Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign certain of the Townsquare Station Contracts, the execution, delivery and performance by Townsquare of this Agreement and the Townsquare Ancillary Agreements and the consummation by Townsquare of any of the transactions contemplated hereby does not conflict with any organizational documents of Townsquare, any contract or agreement to which Townsquare is a party or by which it is bound, or any law, judgment, order, or decree to which Townsquare is subject, require the consent or approval of, or a filing by Townsquare with, any governmental or regulatory authority or any third party, or result in the creation of any Lien other than a Townsquare Permitted Lien.

2.4          FCC Licenses. Except as set forth on Schedule 2.4:

(a)         Townsquare is the holder of the Townsquare FCC Licenses described on Schedule 1.1.1(a), which are all of the licenses, permits and authorizations required for the present operation of the Townsquare Stations. Townsquare FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded, terminated or materially adversely modified and have not expired, and are not subject to any conditions except for conditions applicable to broadcast radio licensees generally or as otherwise disclosed on the face of the Townsquare FCC Licenses, and have been issued for full terms. No application is pending for renewal of any Townsquare FCC License and Townsquare is not aware of any reason that could reasonably be expected to result in a refusal by the FCC to renew any Townsquare FCC License for a full term without any conditions (other than those standard to renewals of radio broadcast licenses) in the normal course. There is not pending, or, to Townsquare’s knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Townsquare FCC Licenses (other than proceedings applicable to broadcast radio licensees generally). There is not issued or outstanding, or to Townsquare’s knowledge, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Townsquare Stations or against Townsquare with respect to the Townsquare Stations that could result in any such action. There is no order to show cause, notice of violation, notice of apparent liability, notice of forfeiture issued by the FCC with respect to Townsquare, the Townsquare FCC Licenses or the Townsquare Stations that remains unsatisfied. The Townsquare Stations are operating in compliance in all material respects with the terms of the Townsquare FCC Licenses, the Communications and FCC Rules. All material reports and filings required to be filed with the FCC by Townsquare with respect to the Townsquare Stations have been timely filed, and all FCC regulatory fees have been timely paid. All such reports and filings and payments are accurate and complete in all material respects.

(b)         Townsquare is in compliance in all material respects with the requirements of the Federal Aviation Administration (the “FAA”) with respect to the construction and/or alteration of the Townsquare Stations’ antenna structures and, where required, FAA “no hazard” determinations for each antenna structure have been obtained and, where required, each antenna structure has been registered with the FCC.

(c)         Schedule 1.10(a) sets forth a list of all Arbitron-rated markets stations owned by Townsquare which, when combined with the Cumulus Stations listed in Schedule 1.10(a), will cause Townsquare to hold attributable ownership interests in more radio stations that permitted under the Local Radio Ownership Rule, as in effect as of the date of this Agreement. Schedule 1.10(a) lists the stations owned by Townsquare in such market, the Cumulus Stations in such market, the total number of radio stations in such market, and the radio stations that Townsquare has agreed to sell to a third party. Upon consummation of the transactions contemplated by this Agreement, Townsquare shall be in compliance with the Local Radio Ownership Rule.

2.5          Taxes.  Townsquare has, in respect of the Townsquare Stations’ business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes in full or discharged (or set aside appropriate amounts for) all taxes which are required to be paid by it under applicable law. There are no pending or, to Townsquare’s knowledge, threatened, investigations or claims against Townsquare for or relating to any liability in respect of taxes related to the Townsquare Stations’ business. All taxes required to be withheld by Townsquare with respect to the Townsquare Stations’ business have been withheld and paid (or will be paid) when due to the appropriate governmental authority.

2.6          Personal Property.   Schedule 2.6 contains a list of material items of Townsquare Tangible Personal Property included in the Townsquare Station Assets. Except as set forth on Schedule 2.6, Townsquare has good and marketable title to the owned Townsquare Tangible Personal Property free and clear of Liens other than Townsquare Permitted Liens. Except as set forth on Schedule 2.6, all material items of Townsquare Tangible Personal Property are in good operating condition, ordinary wear and tear excepted.

2.7          Real Property.     Schedule 2.7 contains a description of the Townsquare Real Property. The Townsquare Real Property constitutes all real properties used or occupied by Townsquare in connection with the Townsquare Stations’ business. Townsquare has good and marketable fee simple title to the owned Townsquare Real Property described on Schedule 2.7 (the “Townsquare Owned Real Property”) (if any), free and clear of Liens other than Townsquare Permitted Liens. With respect to the Townsquare Owned Real Property, no portion thereof is subject to any pending or, to Townsquare’s knowledge, threatened condemnation proceeding or proceeding by any public authority. The Townsquare Owned Real Property is sufficient for the operation of the Townsquare Stations as currently operated, and to the knowledge of Townsquare, no material capital expenditures are required in respect of the Townsquare Owned Real Property to continue to operate the Townsquare Stations as currently operated. Except as set forth in Schedule 2.8 and except for Townsquare Permitted Liens, there are no leases, subleases, licenses or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Townsquare Owned Real Property. Schedule 2.7 includes a description of each lease of Townsquare Real Property or similar agreement included in the Townsquare Station Contracts (the “Townsquare Real Property Leases”). Townsquare has valid leasehold interests in the Townsquare Real Property Leases, free and clear of all Liens other than Townsquare Permitted Liens. The Townsquare Real Property is not subject to any suit for condemnation or other taking by any public authority. The Townsquare Real Property includes access to the Townsquare Stations’ facilities consistent with past practices.

2.8          Contracts.   Schedule 2.8 contains a list of all contracts (written or oral) that are as of the date hereof are used in the operation of, or bind or otherwise restrict in any material respect, the Townsquare Stations, including, but not limited to, programming agreements, vendor agreement, service contracts, licensing agreements, tower agreements, local marketing agreements and network agreements, but excluding agreements for the sale of advertising time entered into in the ordinary course of business terminable on not more than sixty (60) days or less notice, barter arrangements and contracts involving payments or receipts of less than $7,500 per annum. The Townsquare Station Contracts requiring the consent of a third party to assignment are identified with an asterisk on Schedule 1.1.1(c) and 1.1.1(d). Each of the Townsquare Station Contracts (including, without limitation, each of the Townsquare Real Property Leases) is in effect and is binding upon Townsquare and, to Townsquare’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Townsquare has performed its obligations under each of the Townsquare Station Contracts in all material respects, and is not in material default thereunder, and to Townsquare’s knowledge, no other party to any of the Townsquare Station Contracts is in default thereunder in any material respect. Schedule 2.8 lists a summary of barter payables and barter receivables. To the extent of any oral agreement required to be disclosed on Schedule 2.8, a summary of such agreement is set forth on Schedule 2.8. Except as set forth on Schedule 2.8, none of the Townsquare Station Contracts (i) involve Townsquare and any entity in which any officer, director or shareholder of Townsquare has any interest, (ii) require Townsquare to make any payment upon consummation of the transactions contemplated hereby, or upon any subsequent sale of the Townsquare Station Assets or (iii) restrict the ability of Townsquare to compete in any jurisdiction.

2.9          Environmental.     Except as set forth on Schedule 2.9 or in any environmental report delivered by Townsquare to Cumulus prior to the date of this Agreement, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Townsquare Real Property included in the Townsquare Station Assets. Except as set forth on Schedule 2.9 or in any environmental report delivered by Townsquare to Cumulus prior to the date of this Agreement, (a) Townsquare has complied in all material respects with all environmental, health and safety laws applicable to the Townsquare Stations, (b) there has been no action, notice, claim or proceeding pending or, to Townsquare’s knowledge, threatened, against Townsquare that asserts that Townsquare has violated any environmental, health or safety laws applicable to the Townsquare Real Property, and (c) to Townsquare’s knowledge, no conditions with respect to the past or present operations or business of the Townsquare Stations exist which could reasonably be expected to give rise to any common law or statutory liability in respect of the Townsquare Stations’ business under any environmental, health or safety law based on any such condition.

2.10        Intangible Property.     Schedule 2.10 contains a description of the material Townsquare Intangible Property included in the Townsquare Station Assets, including (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the intangible property and (ii) all (A) licenses of intangible property included in the Townsquare Station Assets to any third party, (B) licenses of intellectual property by any third party to Townsquare included in the Townsquare Station Assets, (C) agreements between Townsquare and any third party relating to the development or use of intellectual property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet web sites of any of Townsquare Stations and (C) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of intangible property included in the Townsquare Station Assets, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the operation of the Townsquare Stations. Except as set forth on Schedule 2.10, (i) to Townsquare’s knowledge Townsquare’s use of the Townsquare Intangible Property does not infringe upon any third party rights in any respect, (ii) no material Townsquare Intangible Property is the subject of any pending, or, to Townsquare’s knowledge, threatened legal proceedings claiming infringement or unauthorized use, (iii) Townsquare has not received any written notice that its use of any material Townsquare Intangible Property is unauthorized or infringes upon the rights of any other person, and (iv) to Townsquare’s knowledge, no person is engaging in any activity that infringes the Townsquare Intangible Property in any material respect. Except as set forth on Schedule 2.10, to Townsquare’s knowledge, Townsquare owns or has the right to use the Townsquare Intangible Property free and clear of Liens other than Townsquare Permitted Liens.

2.11        Employees.      Except as set forth on Schedule 2.11(a), (i) Townsquare has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Townsquare Stations’ business, including, without limitation, those which relate to prices, wages, hours, discrimination in employment and collective bargaining, (ii) there is no unfair labor practice charge or complaint against Townsquare in respect of the Townsquare Stations’ business pending or, to Townsquare’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Townsquare Stations’ business, and (iii) Townsquare is not party to any collective bargaining, union or similar agreement with respect to the employees of Townsquare at the Townsquare Stations, and to Townsquare’s knowledge, no union represents or claims to represent or is attempting to organize such employees. Schedule 2.11(b) lists, as of the date hereof, by each Townsquare Station, the name, current annual salary rate, bonus, accrued personal time off, date of employment and position of each employee of such Townsquare Station. Except as set forth on Schedule 2.11(c), each employee of the Townsquare Stations is an employee at-will, and no severance is payable upon the cessation of employment. Except as set forth on Schedule 2.11(d), no employee of the Townsquare Stations has been transferred to another Townsquare station (excepting any Townsquare Station) or division or group (or to any affiliate of Townsquare) in the past three months.

2.12        Insurance.  Townsquare maintains insurance policies or other arrangements with respect to the Townsquare Stations and the Townsquare Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time. Townsquare has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any such insurance policy. Each such insurance policy is in full force and effect, and Townsquare is not in default in any material respect thereunder.

2.13        Compliance with Law.   Other than with respect to the Townsquare FCC Licenses (which are governed by Section 2.4) and except as set forth on Schedule 2.13, (i) Townsquare has complied in all material respects with all laws, rules and regulations, applicable to the operation of the Townsquare Stations or to any of the Townsquare Station Assets, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Townsquare Stations or to any of the Townsquare Station Assets, and (ii) to Townsquare’s knowledge there are no governmental claims or investigations pending or threatened against Townsquare in respect of the Townsquare Stations except those affecting the industry generally. Except as set forth in Schedule 2.13, the Townsquare Stations hold all permits, registrations, licenses, variances, exemptions, orders and approvals of all governmental authority that are necessary or appropriate to the operation of the Townsquare Stations or which are required as a result of the activities of Townsquare Stations, except where the failure to hold any such permits, registrations, licenses, variances, exemptions, orders and approvals would not be material to any of the Townsquare Stations.

2.14        Litigation.   Other than with respect to the Townsquare FCC Licenses (which are governed by Section 2.4) and except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Townsquare’s knowledge, threatened against Townsquare before any governmental authority (excluding the FCC) or any court of competent jurisdiction in respect of the Townsquare Stations that will subject Cumulus to liability or which will affect Townsquare’s ability to perform its obligations under this Agreement. Except as a set forth on Schedule 2.14, Townsquare is not operating under or subject to any order, writ, injunction or decree relating to the Townsquare Stations or the Townsquare Station Assets of any court or governmental authority which would have a material adverse effect on the condition of the Townsquare Stations or any of the Townsquare Station Assets or on the ability of Townsquare to enter into this Agreement or consummate the transactions contemplated hereby, other than those of general applicability. Except as set forth on Schedule 2.14, there were no material litigation matters to which Townsquare was a party in respect of any of the Townsquare Stations during the three (3) years preceding the date of this Agreement.

2.15        Financial Statements.   Townsquare has provided to Cumulus copies of a balance sheet for the Townsquare Stations as of December 31, 2011 and March 31, 2012 and income statements for the Townsquare Stations for the year ended December 31, 2010, December 31, 2011 and for the year to date through March 31, 2012 (together with copies of monthly income statements for the Townsquare Stations during all such periods). Such year-end statements are the statements included in the audited consolidated financial statements of Townsquare and its affiliates (but such statements are not separately audited and the year to date statements are not audited). Shared operating expenses and revenue from combined sales are allocated among the Townsquare Stations and other stations and business units as determined by Townsquare. Such statements may reflect the results of intercompany arrangements that are Townsquare Excluded Assets. Except for the foregoing and except for the absence of footnotes, such statements have been prepared in accordance with GAAP, and in the aggregate present fairly in all material respects the results of operations of the Townsquare Stations as operated by Townsquare for the respective periods covered thereby.

2.16        No Undisclosed Liabilities. There are no liabilities or obligations of Townsquare with respect to the Townsquare Stations that will be binding upon Cumulus after the Effective Time other than the Cumulus Assumed Obligations and other than pursuant to the prorations under Section 1.7.

2.17        Townsquare Station Assets.    The Townsquare Station Assets include all properties, assets and rights that are owned or leased by Townsquare and used or held for use in the operation of the Townsquare Stations in all material respects as currently operated, except for the Townsquare Excluded Assets.

2.18        Qualification. Townsquare is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Cumulus Stations under the Communications Act and the FCC Rules. Except as set forth on Schedule 2.18, to Townsquare’s knowledge, there are no facts that would, under existing law and the FCC Rules in effect as of the date hereof, disqualify Townsquare as an assignee of the Cumulus FCC Licenses or as the owner and operator of the Cumulus Stations, and the FCC Applications will not include a request by Townsquare for a waiver of FCC Rules.

2.19        Conduct of Business. Except as set forth on Schedule 2.19, since January 1, 2012, Townsquare has conducted the business of the Townsquare Stations solely in the ordinary course of business consistent with past custom and practice, and there has been no Material Adverse Effect (defined below) with respect to the Townsquare Stations. Without limitation of the foregoing and except as described herein or set forth on Schedule 2.19, since January 1, 2012, Townsquare has not, with respect to the Townsquare Stations and the Townsquare Stations’ business:

(a)         sold, assigned or transferred any of the Townsquare Station Assets other than in the ordinary course of business;

(b)         sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the Townsquare Stations’ business or operations; or

(c)         granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits (including, without limitation any Employee Benefit Plan (defined below)) payable by Townsquare to any of its employees except as required by applicable law or any collective bargaining agreement or other contract, and ordinary increases consistent with the past practices of Townsquare.

For purposes of this Agreement, “Material Adverse Effect” means, with respect to the Townsquare Stations’ business or Cumulus Stations’ business, as applicable, any condition, event or circumstance that is or would reasonably expected to be materially adverse to (a) the business, financial condition, operating results or prospects of the Townsquare Stations or Cumulus Stations, as applicable, on an individual market (and not on a collective) basis, whether or not covered by insurance or other third-party indemnification obligation, or (b) the ability of Townsquare or Cumulus, as applicable, to comply with and perform its obligations, covenants and agreements herein or in any Townsquare Ancillary Agreement or Cumulus Ancillary Agreement, as applicable; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: any condition, event or circumstance caused by or related to (i) any change or development in the broadcast radio industry in which does not have a disproportionate impact on the Townsquare Stations or Cumulus Stations, as applicable, (ii) any change or development in the financial, banking, credit, securities or capital markets, or any change in the general, national, international or regional economic or financial conditions, (iii) any change or development in general regulatory, social or political conditions, (iv) any change or development in laws; or (v) any announcement of this Agreement or the pendency of the transactions contemplated hereby.

2.20        Employee Benefits.   Schedule 2.20 sets forth each Employee Benefit Plan which Townsquare or any of its affiliates maintains, sponsors, makes contributions to, has obligated itself to make contributions to, or to pays any benefits to or for the benefit of employees of the Townsquare Stations. Correct and complete copies of such Employee Benefit Plans have been previously furnished to Cumulus. For purposes of this Agreement: (a) “Employee Benefit Plan” means any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of such person’s or entity’s employees or former employees or beneficiaries thereof, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract; and (b) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.21        Financial Resources.   Townsquare has adequate cash on hand or commitments from one or more third parties to provide Townsquare with adequate cash to enable Townsquare to pay the Cash Consideration at Closing.

2.22        No Broker.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Townsquare.

ARTICLE 3:        CUMULUS REPRESENTATIONS AND WARRANTIES

Cumulus hereby makes the following representations and warranties to Townsquare:

3.1          Organization. Cumulus is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Cumulus Station Assets are located. Cumulus has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Cumulus pursuant hereto (collectively, the “Cumulus Ancillary Agreements”) and to consummate the transactions contemplated hereby.

3.2          Authorization. The execution, delivery and performance of this Agreement and the Cumulus Ancillary Agreements by Cumulus have been duly authorized and approved by all necessary action of Cumulus and do not require any further authorization or consent of Cumulus. This Agreement is, and each Cumulus Ancillary Agreement when made by Cumulus and the other parties thereto will be, a legal, valid and binding agreement of Cumulus enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3          No Conflicts.        Except as set forth on Schedule 3.3 and except for the Governmental Consents and consents to assign certain of the Cumulus Station Contracts, the execution, delivery and performance by Cumulus of this Agreement and the Cumulus Ancillary Agreements and the consummation by Cumulus of any of the transactions contemplated hereby does not conflict with any organizational documents of Cumulus, any contract or agreement to which Cumulus is a party or by which it is bound, or any law, judgment, order, or decree to which Cumulus is subject, require the consent or approval of, or a filing by Cumulus with, any governmental or regulatory authority or any third party, or result in the creation of any Lien other than a Cumulus Permitted Lien.

3.4          FCC Licenses.   Except as set forth on Schedule 3.4:

(a)         Cumulus is the holder of the Cumulus FCC Licenses described on Schedule 1.1.2(a), which are all of the licenses, permits and authorizations required for the present operation of the Cumulus Stations. The Cumulus FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded, terminated or materially adversely modified and have not expired, and are not subject to any conditions except for conditions applicable to broadcast radio licensees generally or as otherwise disclosed on the face of the Cumulus FCC Licenses, and have been issued for full terms. No application is pending for renewal of any Cumulus FCC Licenses and Cumulus is not aware of any reason that could reasonably be expected to result in a refusal by the FCC to renew any Cumulus FCC License for a full term without any conditions (other than those standard to renewals of radio broadcast licenses) in the normal course. There is not pending, or, to Cumulus’ knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Cumulus FCC Licenses (other than proceedings applicable to radio broadcast licensees generally). There is not issued or outstanding, or to Cumulus’ knowledge, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Cumulus Stations or against Cumulus with respect to the Cumulus Stations that could result in any such action. There is no order to show cause, notice of violation, notice of apparent liability, notice of forfeiture issued by the FCC with respect to Cumulus, the Cumulus FCC Licenses or the Cumulus Stations that remains unsatisfied. The Cumulus Stations are operating in compliance in all material respects with the terms of Cumulus FCC Licenses, the Communications Act, and the FCC Rules. All material reports and filings required to be filed with the FCC by Cumulus with respect to the Cumulus Stations have been timely filed, and all FCC regulatory fees have been timely paid. All such reports and filings and payments are accurate and complete in all material respects.

(b)         Cumulus is in compliance in all material respects with the requirements of the FAA with respect to the construction and/or alteration of the Cumulus Stations’ antenna structures and, where required, FAA “no hazard” determinations for each antenna structure have been obtained and, where required, each antenna structure has been registered with the FCC.

3.5          Taxes.     Cumulus has, in respect of the Cumulus Stations’ business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes in full or discharged (or set aside appropriate amounts for) all taxes which are required to be paid by it under applicable law. There are no pending or, to Cumulus’ knowledge, threatened, investigations or claims against Cumulus for or relating to any liability in respect of taxes related to the Cumulus Stations’ business. All taxes required to be withheld by Cumulus with respect to the Cumulus Stations’ business have been withheld and paid (or will be paid) when due to the appropriate governmental authority.

3.6          Personal Property.     Schedule 3.6 contains a list of material items of Cumulus Tangible Personal Property included in the Cumulus Station Assets. Except as set forth on Schedule 3.6, Cumulus has good and marketable title to the owned Cumulus Tangible Personal Property free and clear of Liens other than Cumulus Permitted Liens. Except as set forth on Schedule 3.6, all material items of Cumulus Tangible Personal Property are in good operating condition, ordinary wear and tear excepted.

3.7          Real Property.  Schedule 3.7 contains a description of the Cumulus Real Property. The Cumulus Real Property constitutes all real properties used or occupied by Cumulus in connection with the Cumulus Stations’ business. Cumulus has good and marketable fee simple title to the owned Cumulus Real Property described on Schedule 3.7 (the “Cumulus Owned Real Property”) (if any), free and clear of Liens other than Cumulus Permitted Liens. With respect to the Cumulus Owned Real Property, no portion thereof is subject to any pending or, to Cumulus’ knowledge, threatened condemnation proceeding or proceeding by any public authority. The Cumulus Owned Real Property is sufficient for the operation of the Cumulus Stations as currently operated, and to the knowledge of Cumulus, no material capital expenditures are required in respect of the Cumulus Owned Real Property to continue to operate the Cumulus Stations as currently operated. Except as set forth in Schedule 3.8 and except for Cumulus Permitted Liens, there are no leases, subleases, licenses or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Cumulus Owned Real Property. Schedule 3.7 includes a description of each lease of Cumulus Real Property or similar agreement included in the Cumulus Station Contracts (the “Cumulus Real Property Leases”). Cumulus has valid leasehold interests in the Cumulus Real Property Leases, free and clear of all Liens other than Cumulus Permitted Liens. The Cumulus Real Property is not subject to any suit for condemnation or other taking by any public authority. The Cumulus Real Property includes access to the Cumulus Stations’ facilities consistent with past practices.

3.8          Contracts.   Schedule 3.8 contains a list of all contracts (written or oral) that are as of the date hereof used in the operation of, or bind or otherwise restrict in any material respect, the Townsquare Stations, including, but not limited to, programming agreements, vendor agreement, service contracts, licensing agreements, tower agreements, local marketing agreements and network agreements, but excluding agreements for the sale of advertising time entered into in the ordinary course of business terminable on sixty (60) days or less notice, barter arrangements and contracts involving payments or receipts of less than $7,500 per annum. The Cumulus Station Contracts requiring the consent of a third party to assignment are identified with an asterisk on Schedule 1.1.2(c) and Schedule 1.1.2(d). Each of the Cumulus Station

Contracts (including, without limitation, each of the Cumulus Real Property Leases) is in effect and is binding upon Cumulus and, to Cumulus’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Cumulus has performed its obligations under each of the Cumulus Station Contracts in all material respects, and is not in material default thereunder, and to Cumulus’s knowledge, no other party to any of the Cumulus Station Contracts is in default thereunder in any material respect. Schedule 3.8 lists a summary of barter payables and barter receivables. To the extent of any oral agreement required to be disclosed on Schedule 3.8, a summary of such agreement is set forth on Schedule 3.8. Except as set forth on Schedule 3.8, none of the Cumulus Station Contracts (i) involve Cumulus and any entity in which any officer, director or shareholder of Cumulus has any interest, (ii) require Cumulus to make any payment upon consummation of the transactions contemplated hereby, or upon any subsequent sale of the Cumulus Station Assets or (iii) restrict the ability of Cumulus to compete in any jurisdiction.

3.9          Environmental.     Except as set forth on Schedule 3.9 or in any environmental report delivered by Cumulus to Townsquare prior to the date of this Agreement, to Cumulus’ knowledge no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Cumulus Real Property included in the Cumulus Station Assets. Except as set forth on Schedule 3.9 or in any environmental report delivered by Cumulus to Townsquare prior to the date of this Agreement, (a) Cumulus has complied in all material respects with all environmental, health and safety laws applicable to the Cumulus Stations, (b) there has been no action, notice or claim pending or, to Cumulus’ knowledge, threatened, against Cumulus that asserts that Cumulus has violated any environmental, health or safety laws applicable to the Cumulus Real Property and (c) to Cumulus’ knowledge, no conditions with respect to the past or present operations or business of the Cumulus Stations exist which could reasonably be expected to give rise to any common law or statutory liability in respect of the Cumulus Stations’ business under any environmental, health or safety law based on any such condition.

3.10        Intangible Property.     Schedule 3.10 contains a description of the material Cumulus Intangible Property included in the Cumulus Station Assets, including (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the intangible property and (ii) all (A) licenses of intangible property included in the Cumulus Station Assets to any third party, (B) licenses of intellectual property by any third party to Cumulus included in the Cumulus Station Assets, (C) agreements between Cumulus and any third party relating to the development or use of intellectual property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet web sites of any of Cumulus Stations and (C) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of intangible property included in the Cumulus Station Assets, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the operation of the Cumulus Stations. Except as set forth on Schedule 3.10, (i) to Cumulus’ knowledge Cumulus’ use of the Cumulus Intangible Property does not infringe upon any third party rights in any respect, (ii) no material Cumulus Intangible Property is the subject of any pending, or, to Cumulus’ knowledge, threatened legal proceedings claiming infringement or unauthorized use, (iii) Cumulus has not received any written notice that its use of any material Cumulus Intangible

Property is unauthorized or infringes upon the rights of any other person, and (iv) to Cumulus’ knowledge, no person is engaging in any activity that infringes the Cumulus Intangible Property in any material respect. Except as set forth on Schedule 3.10, to Cumulus’ knowledge, Cumulus owns or has the right to use the Cumulus Intangible Property free and clear of Liens other than Cumulus Permitted Liens.

3.11        Employees.   Except as set forth on Schedule 3.11(a), (i) Cumulus has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Cumulus Stations’ business, including, without limitation, those which relate to prices, wages, hours, discrimination in employment and collective bargaining, (ii) there is no unfair labor practice charge or complaint against Cumulus in respect of the Cumulus Stations’ business pending or, to Cumulus’ knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Cumulus Stations’ business, and (iii) Cumulus is not party to any collective bargaining, union or similar agreement with respect to the employees of Cumulus at the Cumulus Stations, and to Cumulus’ knowledge, no union represents or claims to represent or is attempting to organize such employees. Schedule 3.11(b) lists, as of the date hereof, by each Cumulus Station, the name, current annual salary rate, bonus, accrued vacation, date of employment and position of each employee of such Cumulus Station. Except as set forth on Schedule 3.11(c), each employee of the Cumulus Stations is an employee at-will, and no severance is payable upon the cessation of employment. Except as set forth on Schedule 3.11(d), no employee of the Cumulus Stations has been transferred to another Cumulus station (excepting any Cumulus Station) or division or group (or to any affiliate of Cumulus) in the past three months.

3.12        Insurance.     Cumulus maintains insurance policies or other arrangements with respect to the Cumulus Stations and the Cumulus Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time. Cumulus has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any such insurance policy. Each such insurance policy is in full force and effect, and Cumulus is not in default in any material respect thereunder.

3.13        Compliance with Law.   Other than with respect to the Cumulus FCC Licenses (which are governed by Section 3.4) and except as set forth on Schedule 3.13, (i) Cumulus has complied in all material respects with all laws, rules and regulations applicable to the operation of the Cumulus Stations or to any of the Cumulus Station Assets, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Cumulus Stations or to any of the Cumulus Station Assets, and (ii) to Cumulus’ knowledge there are no governmental claims or investigations pending or threatened against Cumulus in respect of the Cumulus Stations except those affecting the industry generally. Except as set forth in Schedule 3.13, the Cumulus Stations hold all permits, registrations, licenses, variances, exemptions, orders and approvals of all governmental authorities that are necessary or appropriate to the operation of the Cumulus Stations or which are required as a result of the activities of Cumulus Stations, except where the failure to hold any such permits, registrations, licenses, variances, exemptions, orders and approvals would not be material to any of the Cumulus Stations.

3.14        Litigation.     Other than with respect to the Cumulus FCC Licenses (which are governed by Section 3.4) and except as set forth on Schedule 3.14, there is no action, suit or proceeding pending or, to Cumulus’ knowledge, threatened against Cumulus before any governmental agency authorities (excluding the FCC) or any court of competent jurisdiction in respect of the Cumulus Stations that will subject Townsquare to liability or which will affect Cumulus’ ability to perform its obligations under this Agreement. Cumulus is not operating under or subject to any order, writ, injunction or decree relating to the Cumulus Stations or the Cumulus Station Assets of any court or governmental authority which would have a material adverse effect on the condition of the Cumulus Stations or any of the Cumulus Station Assets or on the ability of Cumulus to enter into this Agreement or consummate the transactions contemplated hereby, other than those of general applicability. Except as set forth on Schedule 3.14, there were no material litigation matters to which Cumulus was a party in respect of any of the Cumulus Stations during the three (3) years preceding the date of this Agreement.

3.15        Financial Statements.     Cumulus has provided to Townsquare copies of a balance sheet for the Cumulus Stations as of December 31, 2011 and March 31, 2012 and income statements for the Cumulus Stations for the year ended December 31, 2010, December 31, 2011 and for the year to date through March 31, 2012 (together with copies of monthly income statements for the Cumulus Stations during all such periods). Such year-end statements are the statements included in the audited consolidated financial statements of Cumulus and its affiliates (but such statements are not separately audited and the year to date statements are not audited). Shared operating expenses and revenue from combined sales are allocated among the Cumulus Stations and other stations and business units as determined by Cumulus. Such statements may reflect the results of intercompany arrangements that are Cumulus Excluded Assets. Except for the foregoing and except for the absence of footnotes, such statements have been prepared in accordance with GAAP, and in the aggregate present fairly in all material respects the results of operations of the Cumulus Stations as operated by Cumulus for the respective periods covered thereby.

3.16        No Undisclosed Liabilities.     There are no liabilities or obligations of Cumulus with respect to the Cumulus Stations that will be binding upon Townsquare after the Effective Time other than the Townsquare Assumed Obligations and other than pursuant to the prorations under Section 1.7.

3.17        Cumulus Station Assets.      The Cumulus Station Assets include all properties, assets and rights that are owned or leased by Cumulus and used or held for use in the operation of the Cumulus Stations in all material respects as currently operated, except for the Cumulus Excluded Assets.

3.18        Qualification.      Cumulus is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Townsquare Stations under the Communications Act and the FCC Rules. To Cumulus’ knowledge, there are no facts that would, under existing law and the FCC Rules in effect as of the date hereof, disqualify Cumulus as an assignee of the Townsquare FCC Licenses or as the owner and operator of the Townsquare Stations. The FCC Applications will not include a request by Cumulus for a waiver of FCC Rules.

3.19        Conduct of Business.   Except as set forth on Schedule 3.19, since January 1, 2012, Cumulus has conducted the business of the Cumulus Stations in the ordinary course of business consistent with past custom and practice in all material respects and there has been no Material Adverse Effect with respect to the Cumulus Stations. Without limitation of the foregoing and except as described herein or set forth on Schedule 3.19, since January 1, 2012, Cumulus has not, with respect to the Cumulus Stations and the Cumulus Stations’ business:

(a)         sold, assigned or transferred any of the Cumulus Station Assets other than in the ordinary course of business;

(b)         sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the Cumulus Stations’ business or operations; or

(c)         granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits (including, without limitation any Employee Benefit Plan) payable by Cumulus to any of its employees except as required by applicable law or any collective bargaining agreement or other contract, and ordinary increases consistent with the past practices of Cumulus.

3.20        Employee Benefits.  Schedule 3.20 sets forth each Employee Benefit Plan which Cumulus or any of its affiliates maintains, sponsors, makes contributions to, has obligated itself to make contributions to, or to pays any benefits to or for the benefit of employees of the Cumulus Stations. Correct and complete copies of such Employee Benefit Plans have been previously furnished to Townsquare.

3.21        No Broker.   Except for UBS, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cumulus.

3.22        Network Revenue.  Cumulus represents that it has been the historical practice of the Cumulus Stations located in the New Bedford, MA, Binghamton, NY, Tuscaloosa, AL, Augusta-Waterville, ME, and Presque Isle, ME markets (the “Citadel Legacy Stations”) to make available one (1) minute per hour, between 6 A.M. and 12 A.M., Monday through Sunday, and an additional one (1) minute per hour between 5 A.M. and 6 A.M. Monday through Friday, to Impact Marketing Network (“Impact”) for sale through the network and that the network revenue (net of expenses) from Impact for the twelve-month period ending March 31, 2011 was $473,215.

ARTICLE 4:        COVENANTS

4.1          Townsquare Covenants.     Townsquare covenants and agrees that between the date hereof and the time of the Closing, Townsquare shall conduct the business of the Townsquare Stations in the ordinary course in all material respects. Without limiting the generality of the foregoing, Townsquare shall, with respect to the Townsquare Stations, (i) continue their advertising and promotional activities; (ii) not shorten or lengthen the payment cycles for any of their payables or receivables; and (iii) use their commercially reasonable efforts to preserve intact the Townsquare Stations and the business organization (including employees) of the Townsquare Stations. Without limiting the foregoing, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Cumulus, which shall not be unreasonably withheld, delayed or conditioned, Townsquare shall:

(a)         operate the Townsquare Stations in the ordinary course of business (for avoidance of doubt, any expense reductions made consistent with Townsquare’s past practices shall be deemed in the ordinary course of business), consistent with past practice and in all material respects in accordance with the Communications Act, FCC Rules and with all other applicable laws, regulations, rules and orders;

(b)         not materially adversely modify, and in all material respects maintain in full force and effect, the Townsquare FCC Licenses;

(c)         not make any engineering or technical change which materially reduces the power or coverage of any Townsquare Station or which requires consent or filing with the FCC, except as permitted by FCC Rules, for periods of maintenance or as reasonably necessary due to matters outside of Townsquare’s reasonable control;

(d)         promptly deliver to Cumulus copies of any material reports, applications or other documents filed with the FCC;

(e)         promptly notify Cumulus of (i) any Broadcast Interruption (defined below), (ii) any inquiry, investigation or proceeding which, to the knowledge of Townsquare, has been initiated by the FCC relating to the Townsquare Stations and (iii) any petition to deny, informal objection or other objection that has been filed against any Townsquare Station;

(f)         diligently prosecute and use commercially reasonable efforts to obtain approval of any applications pending before the FCC (including the Townsquare Renewal Applications, if any) and prosecute or timely make and use commercially reasonable efforts to obtain approval of any filings necessary or appropriate in other proceedings before the FCC to preserve or obtain any FCC License for a Townsquare Station without material adverse modification (including timely submitting and prosecuting and using commercially reasonable efforts to obtain approval of any applications for renewal of the Townsquare FCC Licenses, if any);

(g)         not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Townsquare Station Assets unless replaced with similar items of substantially equal or greater value and utility (which replacement items shall constitute Townsquare Station Assets), or create, assume or permit to exist any Liens upon the Townsquare Station Assets, except for Townsquare Permitted Liens, and not dissolve, liquidate, merge or consolidate with any other entity;

(h)         maintain the Townsquare Tangible Personal Property and the Townsquare Real Property in the ordinary course of business;

(i)         upon reasonable notice, give Cumulus and its officers, employees, agents, accountants, counsel, consultants, financing sources and representatives reasonable access during normal business hours to the Townsquare Station Assets and the offices, properties, facilities, books and records of Townsquare relating to the Townsquare Stations and to those officers, directors, employees, agents, accountants and counsel of Townsquare who have knowledge regarding the Townsquare Stations, and furnish Cumulus and its officers, employees, agents, accountants, counsel, consultants, financing sources and representatives with information relating to the Townsquare Station Assets and the Cumulus Assumed Obligations that Cumulus may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Townsquare Stations;

(j)         except in the ordinary course of business and as otherwise required by law, not (i) enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Cumulus after Closing or (ii) increase the compensation payable to any employee of the Townsquare Stations, except for such bonuses and other compensation payable by Townsquare in connection with the consummation of the transactions contemplated by this Agreement (if any), which are set forth on Schedule 4.1(j); and

(k)         not enter into new Townsquare Station Contracts that will be binding upon Cumulus after Closing or amend any existing Townsquare Station Contracts, except for (A) new advertising time sales agreements and other Townsquare Station Contracts made in the ordinary course of business that are terminable on ninety days notice or less without penalty, (B) other Townsquare Station Contracts made with Cumulus’ prior consent, and (C) other Townsquare Station Contracts that do not require post-Closing payments (terminal value) by Cumulus or Barter of more than $50,000 (in the aggregate for all such new contracts).

For purposes of calculating the amount of said post-Closing payments by Cumulus, if a contract is terminable by giving advance notice, then such amount shall include only the post-Closing amount that would be payable if a termination notice were given at Closing (whether or not such notice is in fact given), but in no event shall such amount be more than the amount payable absent such termination notice.

4.2          Cumulus Covenants. Cumulus covenants and agrees that between the date hereof and the time of the Closing, Cumulus shall conduct the business of the Cumulus Stations in the ordinary course in all material respects. Without limiting the generality of the foregoing, Cumulus shall, with respect to the Cumulus Stations, (i) continue their advertising and promotional activities; (ii) not shorten or lengthen the payment cycles for any of their payables or receivables; and (iii) use their commercially reasonable efforts to preserve intact the Cumulus Stations and the business organization (including employees) of the Cumulus Stations. Without limiting the foregoing, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Townsquare, which shall not be unreasonably withheld, delayed or conditioned, Cumulus shall:

(a)         operate the Cumulus Stations in the ordinary course of business (for avoidance of doubt, any expense reductions made consistent with Cumulus’ past practices shall be deemed in the ordinary course of business), consistent with past practice and in all material respects in accordance with the Communications Act, FCC Rules and with all other applicable laws, regulations, rules and orders;

(b)         not materially adversely modify, and in all material respects maintain in full force and effect, the Cumulus FCC Licenses;

(c)         not make any engineering or technical change which materially reduces the power or coverage of any Cumulus Station or which requires consent or filing with the FCC, except as permitted by FCC Rules, for periods of maintenance or as reasonably necessary due to matters outside of Cumulus’ reasonable control;

(d)         promptly deliver to Townsquare copies of any material reports, applications or other documents filed with the FCC;

(e)         promptly notify Townsquare of (i) any Broadcast Interruption, (ii) any inquiry, investigation or proceeding which, to the knowledge of Cumulus, has been initiated by the FCC relating to the Cumulus Stations and (iii) any petition to deny, informal objection or other objection that has been filed against any Cumulus Station;

(f)         diligently prosecute and use commercially reasonable efforts to obtain approval of any applications pending before the FCC (including the Cumulus Renewal Applications, if any) and prosecute or timely make and use commercially reasonable efforts to obtain approval of any filings necessary or appropriate in other proceedings before the FCC to preserve or obtain any FCC License for a Cumulus Station without material adverse modification (including timely submitting and prosecuting and using commercially reasonable efforts to obtain approval of any applications for renewal of the Cumulus FCC Licenses, if any);

(g)         not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Cumulus Station Assets unless replaced with similar items of substantially equal or greater value and utility (which replacement items shall constitute Townsquare Station Assets), or create, assume or permit to exist any Liens upon the Cumulus Station Assets, except for Cumulus Permitted Liens, and not dissolve, liquidate, merge or consolidate with any other entity;

(h)         maintain the Cumulus Tangible Personal Property and the Cumulus Real Property in the ordinary course of business, subject to Section 5.4;

(i)         upon reasonable notice, give Townsquare and its officers, employees, agents, accountants, counsel, consultants, financing sources and representatives reasonable access during normal business hours to the Cumulus Station Assets and the offices, facilities, books and records of Cumulus relating to the Cumulus Stations (including the Cumulus general ledgers and accounting systems) and to those officers, directors, employees, agents, accounts and counsel of Cumulus who have knowledge regarding the Cumulus Stations, and furnish Townsquare and its officers, employees, agents, accountants, counsel, consultants, financing sources and representatives with information relating to the Cumulus Station Assets and the Townsquare Assumed Obligations that Townsquare may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Cumulus Stations;

(j)         except in the ordinary course of business and as otherwise required by law, not (i) enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Townsquare after Closing or (ii) increase the compensation payable to any employee of the Cumulus Stations, except for such bonuses and other compensation payable by Cumulus in connection with the consummation of the transactions contemplated by this Agreement (if any), which are set forth on Schedule 4.2(j); and

(k)         not enter into new Cumulus Station Contracts that will be binding upon Townsquare after Closing or amend any existing Cumulus Station Contracts, except for (A) new advertising time sales agreements and other Cumulus Station Contracts made in the ordinary course of business that are terminable on ninety days notice or less without penalty, (B) other Cumulus Station Contracts made with Townsquare’s prior consent, and (C) other Cumulus Station Contracts that do not require post-Closing payments (terminal value) by Townsquare or Barter of more than $50,000 (in the aggregate for all such new contracts).

For purposes of calculating the amount of said post-Closing payments by Townsquare, if a contract is terminable by giving advance notice, then such amount shall include only the post-Closing amount that would be payable if a termination notice were given at Closing (whether or not such notice is in fact given), but in no event shall such amount be more than the amount payable absent such termination notice.

ARTICLE 5:        OTHER COVENANTS

Cumulus and Townsquare hereby covenant and agree as follows:

5.1          Confidentiality.

(a)         Townsquare or an affiliate of Townsquare and Cumulus or an affiliate of Cumulus are parties to one or more nondisclosure agreements (collectively, the “NDA”) with respect to the parties and their stations. To the extent not already a direct party thereto, Cumulus and Townsquare hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information) shall be confidential and shall not be disclosed to any other person or entity, except the parties’ representatives and lenders for the purpose of consummating the transaction contemplated by this Agreement.

(b)         For a period of three (3) years after the Closing, each of Townsquare and Cumulus shall, and shall cause their agents, representatives and affiliates to: (i) treat and hold as confidential (and not disclose or provide access to any third party other than its agents, representatives and affiliates) all information relating to advertiser lists, advertising rates, and marketing plans, details of contracts, and all other confidential or proprietary information (A) for Townsquare, that are exclusively related to the Townsquare Station Assets and the Townsquare Stations’ business, and (B) for Cumulus, that are exclusively related to the Cumulus Station Assets and the Cumulus Stations’ business, (ii) in the event that Townsquare or Cumulus or any agent, representative, affiliate, employee, officer or director of such party becomes legally compelled to disclose any such information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 5.1(b), and (iii) in the event that such protective order or other remedy is not obtained, or such other party waives compliance with this Section 5.1(b), furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 5.1(b) shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed by Cumulus or Townsquare in breach of this Agreement; provided, further, that either party (and any employee, representative or other agent of such party) may disclose, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

5.2          Announcements. Except as otherwise required by FCC Rules, prior to Closing, no party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law or judicial process, in which case such party shall give advance notice to the other, and except that the parties shall cooperate to make a mutually agreeable announcement, and except as necessary to enforce rights under or in connection with this Agreement. Notwithstanding the foregoing, the parties acknowledge that this Agreement and the terms hereof will be filed with the FCC Applications and thereby become public. From and after the Closing, no party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, issue any press release or make any other public announcement concerning the closing of the transactions contemplated by this Agreement, other than the filing of consummation notices and ownership reports with the FCC.

5.3          Control.

(a)         Cumulus shall not, directly or indirectly, control, supervise or direct the operation of the Townsquare Stations prior to Closing. Consistent with the Communications Act and the FCC Rules, control, supervision and direction of the operation of the Townsquare Stations prior to Closing shall remain the responsibility of Townsquare as the holder of the Townsquare FCC Licenses.

(b)         Townsquare shall not, directly or indirectly, control, supervise or direct the operation of the Cumulus Stations prior to Closing. Consistent with the Communications Act and the FCC Rules, control, supervision and direction of the operation of the Cumulus Stations prior to Closing shall remain the responsibility of Cumulus as the holder of the Cumulus FCC Licenses.

5.4          Risk of Loss.  With respect to the Townsquare Station Assets and the Cumulus Station Assets, as applicable:

(a)         The conveying party shall bear the risk of any loss of or damage to any of its assets at all times until the Effective Time, and the acquiring party shall bear the risk of any such loss or damage thereafter.

(b)         If prior to the Effective Time any item of the conveying party’s tangible personal property included in the Townsquare Station Assets or the Cumulus Station Assets, as applicable, is damaged or destroyed or otherwise not in the condition described in Section 2.6 or Section 3.6, as applicable, in any material respect, then:

(i)         the conveying party shall repair or replace such item in all material respects as soon as reasonably practicable, and shall use commercially reasonable efforts to repair or replace such item completed prior to Closing; and

(ii)           if such repair or replacement is not completed prior to Closing, then the parties shall proceed to Closing (with the conveying party’s representations and warranties deemed modified to take into account any such condition) and the conveying party shall promptly repair or replace such item in all material respects after Closing (and the acquiring party will provide access and any other reasonable assistance requested with respect to such obligation) and shall apply all insurance proceeds actually received as a result of such loss or damage (to the extent there is any) to such repair or replacement, except that if such damage or destruction materially disrupts station operations, then the acquiring party may postpone Closing until the date five (5) business days after operations are restored in all material respects, subject to Section 10.1 (for the avoidance of doubt, whether or not the Closing is delayed, the conveying party shall remain obligated to make all required repair or replacements as herein contemplated).

(c)         If prior to Closing a Townsquare Station or Cumulus Station is off the air, operating at a power level that results in a material reduction in coverage, or if the regular broadcast transmissions of a Townsquare Station or Cumulus Station in the normal and usual manner are otherwise interrupted or discontinued (a “Broadcast Interruption”), then the conveying party shall return the station to the air and restore prior coverage as promptly as possible in the ordinary course of business, and shall timely make any filings for such Broadcast Interruption as may be required under the FCC Rules. Notwithstanding anything herein to the contrary, if prior to Closing there is a Broadcast Interruption in excess of 24 consecutive hours or for more than seventy-two (72) hours (or, in the event of force majeure, ninety-six (96) hours), whether or not consecutive, during any period of ten (10) consecutive days, then the acquiring party may postpone Closing until the date five (5) business days after the station returns to the air and prior coverage is restored in all material respects, subject to Section 10.1.

5.5          Environmental.

(a)         With respect to any owned real property or ground lease included in the Townsquare Station Assets or the Cumulus Station Assets, the acquiring party may conduct Phase I environmental assessments (each a “Phase I”) within sixty (60) days after the date of this Agreement; provided, that such assessments are conducted during normal business hours upon reasonable prior notice (and subject to landlord consent if necessary), but completion of such assessments (or the results thereof) is not a condition to Closing.

(b)         If any Phase I or any item set forth on Schedule 1.1.1(c) or Schedule 1.1.2(c) as applicable or any environmental report provided by the conveying party to the acquiring party prior to the date of this Agreement identifies a condition requiring remediation under, applicable environmental law, then:

(i)         except as set forth below, the conveying party shall remediate such condition in all material respects as soon as reasonably practicable, and shall use commercially reasonable efforts to complete such remediation prior to Closing; and

(ii)           if such remediation is not completed prior to Closing, then the parties shall proceed to Closing (with the conveying party’s representations and warranties deemed modified to take into account any such condition) and the conveying party shall remediate such item in all material respects after Closing (and the acquiring party will provide access and any other reasonable assistance requested with respect to such obligation) as soon as practicable, and shall apply all insurance proceeds actually received as a result of such loss or damage (to the extent there is any) to such remediation.

5.6          Consents.

(a)         The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Townsquare Station Contract and any Cumulus Station Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Townsquare Real Property Leases or Cumulus Real Property Leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except that (i) receipt of consent to assign to Cumulus the Townsquare Stations’ main tower leases and studio leases designated with a diamond on Schedule 1.1.1(c) (if any) and any Townsquare Station Contracts designated with a diamond on Schedule 1.1.1(d) (if any) is a condition precedent to Cumulus’ obligation to close under this Agreement (the “Townsquare Required Consents”) and (ii) receipt of consent to assign to Townsquare the Cumulus Stations’ main tower leases and studio leases designated with a diamond on Schedule 1.1.2(c) (if any) and any Cumulus Station Contracts designated with a diamond on Schedule 1.1.2(d) (if any) is a condition precedent to Townsquare’s obligation to close under this Agreement (the “Cumulus Required Consents”).

(b)         To the extent that any Townsquare Station Contract or Cumulus Station Contract (other than those described in Section 5.6(a)(i) and (ii) above) may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment thereof; provided, however, with respect to each such contract, the parties shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which acquiring party shall receive the benefits thereunder from and after Closing, and to the extent of the benefits received, the acquiring party shall pay and perform the conveying party’s obligations arising thereunder from and after Closing in accordance with its terms.

5.7          Employees.   With respect to the Townsquare Stations and the Cumulus Stations, as applicable:

(a)         The conveying party has provided the acquiring party a list showing employee positions and certain compensation information for employees of its stations who are available to the acquiring party for hire. Except as set forth on Schedule 1.1.1(d) or 1.1.2(d), as applicable, the acquiring party may, but is not obligated to, offer post-Closing employment to such employees. With respect to each such employee, within sixty (60) calendar days after the date of this Agreement, the acquiring party shall notify the conveying party in writing whether or not it will offer Comparable Employment (defined below) to such employee upon Closing. Within thirty (30) calendar days after Closing, the acquiring party shall give the conveying party written notice identifying (i) all Transferred Employees (defined below) and (ii) all individuals who were employed by the conveying party prior to Closing who were offered Comparable Employment with the acquiring party who did not accept such offers. As used herein, “Comparable Employment” means employment with no material reduction in base salary or material change in the amount of scheduled hours, and no requirement to commute more than 30 miles further than the employee’s commute while employed by the conveying party. For the avoidance of doubt, the acquiring party may offer employment on such terms and conditions as are consistent with its employment policies and has no obligation to offer Comparable Employment, or to offer employment to an individual, or to maintain the employment of any individual.

(b)         At Closing, the conveying party shall pay a pro-rata portion of any bonuses its respective employees would have earned if such employees were still employed by the acquiring party at the end of the relevant period following Closing based on whether as of Closing such employees achieved a pro-rata portion of the goals required to earn such bonuses.

(c)         If applicable, the conveying party shall give any notice to any applicable employees required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law, and the acquiring party shall comply with any applicable requirements thereunder after the Effective Time. If the WARN Act or any such other law is applicable, then the conveying party may by written notice to the acquiring party extend the Closing Date to a date within five (5) business days after the expiration of all applicable notice periods.

(d)         With respect to employees of the Townsquare Stations or Cumulus Stations, as applicable, hired by the acquiring party (“Transferred Employees”), the conveying party shall be responsible for all compensation and benefits arising prior to the Effective Time (in accordance with the conveying party’s employment terms), and the acquiring party shall be responsible for all compensation and benefits arising after the Effective Time (in accordance with the acquiring party’s employment terms). The acquiring party shall grant credit to each Transferred Employee for any sick leave accrued in the current calendar year (but not any prior calendar year) and any vacation days accrued and unpaid in the current calendar year (but not any prior calendar year unless and to the extent it constitutes an accrued benefit under the conveying party’s policies) that exists as of the Effective Time. The acquiring party shall receive an appropriate adjustment as provided by Section 1.7 for any such accrued sick time and vacation that it assumes.

(e)         The acquiring party shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including, without limitation, health insurance plans) and “employee pension benefit plans” (as defined in ERISA) in which similarly situated employees are generally eligible to participate, with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition), with service with the conveying party deemed service with the acquiring party for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-insurance paid for the current plan year under any plan maintained by the conveying party.

(f)         The acquiring party shall also permit each Transferred Employee who participates in the conveying party’s 401(k) plan to elect to make direct rollovers of their account balances into the acquiring party’s 401(k) plan as soon as administratively feasible after Closing, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the acquiring party’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of the acquiring party’s 401(k) plan.

5.8          Accounts Receivable.   At Closing, Cumulus and Townsquare shall deliver to the other party an aging report of all accounts receivable arising from the broadcast operations of the Cumulus Stations and the Townsquare Stations, respectively. For a period of 120 days following the Closing (the “Collection Period”), all accounts receivable arising from the broadcast operations of the Cumulus Stations and the Townsquare Stations, respectively, shall be assigned to the other party hereto for collection on Cumulus’ or Townsquare’s Licensee’s behalf and for Cumulus’ or Townsquare’s benefit, as the case may be. Each party shall make every good faith and reasonable effort to collect such accounts receivable of the other party in the usual course of business, provided, however, that neither party shall be required to institute suit or refer any accounts to an attorney or agency for collection; and provided further, that in the event that an account debtor registers any dispute with respect to an account receivable, or it is determined by the collecting party that it is necessary to institute suit or other third party action with regard to a particular account receivable, that collecting party shall assign back to Cumulus or Townsquare, as the case may be, all rights with regard to such account receivable and Cumulus or Townsquare, as the owner of such accounts receivable shall be free to take any action it deems appropriate with respect to any account receivable, provided that commissions relating to any collections made by the owner shall be paid to owner’s former employees in accordance with this Section 5.8. All account receivables that are collected by Cumulus and Townsquare, respectively, during the Collection Period shall be paid to the owner of such account receivables on a monthly basis, with such payment being made by the 10th day of each calendar month during the Collection Period for any account receivables collected in the prior calendar month (with a final payment to be made within ten (10) days after the expiration of the Collection Period). Each payment shall be accompanied by a list of the monies received for each account receivable for which any money was collected during the preceding calendar month (or, in the case of the last payment, since the last report to the other party). The owner of such account receivables, in turn, promptly will pay commissions relating to such collections directly to their former employees. In the absence of and except for any dispute by the customer with respect to a particular account receivable, any payment received by Cumulus and Townsquare, as the case may be, during the Collection Period from any customer which continues to be serviced by Cumulus or Townsquare, respectively, shall first be applied to reduction of the accounts receivable owed by such customer to the owner of such account receivables. Cumulus and Townsquare shall each cause to be delivered to the other on or as soon as practical after the Closing Date a complete statement of such accounts receivable, showing the account debtor’s name, the date on which the account receivable was invoiced, and the amount of each account receivable. Neither Cumulus nor Townsquare shall compromise, settle or adjust the amount of any assigned account receivable except with the prior written consent of the owner of such account receivable. After the expiration of the Collection Period, each party will furnish the other with a list of all accounts receivable that have not been paid in full, together with all files and documents concerning or necessary to the collection or attempts to collect such accounts. Thereafter, neither party shall have further obligations to collect accounts receivable of the other except that each party shall immediately pay over to the other any amount subsequently paid to such party with respect to any reassigned account receivable. Cumulus and Townsquare, as the case may be, shall be free to take any action it deems appropriate with respect to any of its respective accounts receivable after the expiration of the Collection Period; provided, that commissions relating to any collections made by such party shall be paid to such party’s former employees in accordance with this Section 5.8.

5.9          Actions.   With respect to the Townsquare Stations and the Cumulus Stations, as applicable, after Closing the acquiring party shall cooperate with the conveying party in the investigation, defense or prosecution of any action which is pending or threatened against the conveying party or its affiliates, whether or not any party has notified the other of a claim for indemnification with respect to such matter; provided, however, that the conveying party shall reimburse the acquiring party for the out-of-pocket costs reasonably incurred by the acquiring party as a result of its compliance with this Section 5.9. Without limiting the generality of the foregoing, the acquiring party shall make available its employees to give depositions or testimony and shall preserve and furnish all documentary or other evidence that the conveying party may reasonably request.

5.10        Real Property.

(a)         With respect to each parcel of Townsquare Owned Real Property or Cumulus Owned Real Property, as applicable, the acquiring party may obtain, at the acquiring party’s expense, current surveys and preliminary title reports in order to obtain customary owner’s title commitments to issue a policy of title insurance containing the standard stipulations and conditions of the most current standard ALTA Form of Owner’s Title Insurance Policy in use in the states in which such real property is located insuring that the acquiring party shall receive at Closing indefeasible fee simple title to such real property, free and clear of all Liens, other than a Townsquare Permitted Lien or Cumulus Permitted Lien, as applicable. The conveying party shall provide the acquiring party reasonable assistance in obtaining such title commitments, including, without limitation, providing access to the applicable owned real property to perform such surveys, provided that such surveys are conducted during normal business hours upon reasonable prior notice to the conveying party. Without in any way limiting the parties’ rights under Article 6 or Article 7, the parties agree that the Closing is not conditioned upon the completion of any such survey or title report.

(b)         If any such title report or survey obtained prior to Closing discloses a Lien on the Townsquare Owned Real Property or Cumulus Owned Real Property, as applicable, that is not a Townsquare Permitted Lien or Cumulus Permitted Lien, as applicable, then:

(i)         the acquiring party shall so notify the conveying party within twenty (20) days of its receipt of such title report or survey but in any event prior to Closing;

(ii)           except as set forth below, the conveying party shall remediate such Lien as soon as reasonably practicable in all material respects; and

(iii)          if remediation of any such Lien of which the conveying party was notified prior to Closing is not completed prior to Closing, then, unless the acquiring party elects not to consummate the Closing pursuant to the terms of Article 6 or 7, as applicable, the parties shall proceed to Closing (with the conveying party’s representations and warranties deemed modified to take into account any such condition) and the conveying party shall remediate such Lien in all material respects after Closing as promptly as practicable (and the acquiring party will, to the extent necessary, provide reasonable access with respect to such obligation); provided, however, that the conveying party’s obligations under this Section 5.10(b)(iii) to remediate such Liens shall be subject to the limitations on such party’s liability under Section 9.2(b) or Section 9.2(d), as applicable, such that the baskets and caps applicable to Damages under Section 9.2(b) and Section 9.2(d) shall be applicable to the costs and expenses (including attorneys’ fees and expenses) of remediating Liens under this Section 5.10(b)(iii), and such costs and expenses (including attorneys’ fees and expenses) of remediating Liens under this Section 5.10(b)(iii) shall be deemed Damages for purposes of Section 9.2(b) and Section 9.2(d), as applicable, it being the parties’ intent that the same baskets and caps shall apply to both the conveying party’s obligations under this Section 5.10(b)(iii) and its liability under Section 9.2(a)(i) or Section 9.2(c)(i), as applicable.

(c)         Any Lien on the Townsquare Owned Real Property or Cumulus Owned Real Property, as applicable, that is not a Townsquare Permitted Lien or Cumulus Permitted Lien, as applicable, discovered after Closing, or with respect to which the acquiring party did not notify the conveying party prior to Closing, shall not be subject to this Section 5.10 but rather shall be subject to the provisions of Article 9 to the extent that the existence of such Lien constitutes a breach by Townsquare or Cumulus, as applicable, of its representations and warranties made under this Agreement.

(d)         Notwithstanding anything to the contrary contained in this Section 5.10, if any title report or title commitment or title report discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of a conveying party, then the conveying party, at the Closing and to the extent applicable, shall deliver to the applicable title company affidavits to the effect that such judgments, bankruptcies or other returns are not against the conveying party in order to induce the title company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over the same.

(e)         Nothing in this Section 5.10 shall in any way limit the parties’ rights under Article 6 and Article 7.

5.11        Retention of and Access to Books and Records.      Each of Townsquare and Cumulus may retain a copy of all data books and records relating to the pre-Closing operations of the Townsquare Stations or Cumulus Stations, as applicable. After the Closing, the acquiring party shall retain those records delivered to the acquiring party by the conveying party for a period of at least three (3) years. Each acquiring party shall provide the conveying party and its representatives with reasonable access to any such books and records of which the conveying party did not retain a copy, during normal business hours and on reasonable prior written notice to the acquiring party. From the date hereof until Closing, Cumulus agrees to make its CFO available to discuss on-going operations and the status of the businesses of the Cumulus Stations during normal business hours and on reasonable prior written notice.

5.12        Insurance Policies.     Each of Townsquare and Cumulus shall maintain in effect, and pay all premiums with respect to, all of their respective insurance policies (on such terms and with such limits as in effect on the date hereof) on the Townsquare Stations and Cumulus Stations, respectively, until the Closing. Upon the occurrence of any event that requires repair, replacement or remediation pursuant to Sections 5.4 and 5.5, then to the extent such event is covered by any such insurance policy, the party suffering any such event shall promptly make a claim to the appropriate insurer under such insurance policy. Any and all such insurance proceeds received by the party suffering any such event shall be used exclusively by such party to take such actions as are required by Sections 5.4 and 5.5.

5.13        Marks.

(a)         Cumulus shall not have any right, title, interest, license or any other right whatsoever to use the words “Townsquare” or any trademarks containing or comprising “Townsquare” or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Townsquare Marks”). From and after the Closing, Cumulus agrees that it shall (a) cease using Townsquare Marks in any manner, directly or indirectly, except for such uses that cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of Townsquare Marks as promptly as possible after the Closing and in any event within sixty (60) days following the Closing Date, (b) use commercially reasonable efforts to, within sixty (60) days following the Closing Date, remove, strike over or otherwise obliterate all Townsquare Marks from all assets and all other materials owned, possessed or used by it, and (c) use commercially reasonable efforts to cause any third parties using or licensing such Townsquare Marks on behalf of, or with the consent of the Cumulus, to remove, strike over, or otherwise obliterate all Townsquare Marks from all materials owned, possessed or used by such third parties.

(b)         Townsquare shall not have any right, title, interest, license or any other right whatsoever to use the words “Cumulus” or “Citadel” or any trademarks containing or comprising “Cumulus” or “Citadel” or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Cumulus Marks”). From and after the Closing, Townsquare agrees that it shall (a) cease using Cumulus Marks in any manner, directly or indirectly, except for such uses that cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of Cumulus Marks as promptly as possible after the Closing and in any event within sixty (60) days following the Closing Date, (b) use commercially reasonable efforts to, within sixty (60) days following the Closing Date, remove, strike over or otherwise obliterate all Cumulus Marks from all assets and all other materials owned, possessed or used by it, and (c) use commercially reasonable efforts to cause any third parties using or licensing such Cumulus Marks on behalf of, or with the consent of the Townsquare, to remove, strike over, or otherwise obliterate all Cumulus Marks from all materials owned, possessed or used by such third parties.

5.14        Cooperation.     Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Cumulus and Townsquare each covenant and agree to take such commercially reasonable actions as may be reasonably requested by the other party in order to effect an orderly transition of the Cumulus Stations and Townsquare Stations, respectively, to the other party. In furtherance thereof, upon request each party shall provide to the other party accounting and financial information created or maintained above the market and exclusively related to the Cumulus Stations or Townsquare Stations, respectively, and technical support for the purpose of transitioning web hosting and similar matters.

5.15        Network Revenue.   Cumulus hereby unconditionally guarantees for each of the first five 12-month periods after the Closing, that the Citadel Legacy Stations will receive an amount of network revenue (net of expenses) from Impact as described in this Section 5.16 (the “Guaranteed Network Net Revenue”). In exchange, the Citadel Legacy Stations will continue to make available one (1) minute per hour, between 6 A.M. and 12 A.M., Monday through Sunday, and an additional one (1) minute per hour between 5 A.M. and 6 A.M. Monday through Friday. to Impact for sale through the network. The share of net revenue due to the Citadel Legacy Stations will be calculated based upon the AQH contribution of the Citadel Legacy Stations to Impact, consistent with historical practice, and will be paid semi-annually following the Closing. For the first 12-month period following Closing (the “Base Year”), Guaranteed Network Net Revenue shall be $473,215. At the end of the Base Year and each of the four 12-month periods following the Base Year (each, a “Following Year”), to the extent a decrease in ratings, AQH contribution of the Citadel Legacy Stations to Impact or overall decline in the network market has occurred during the prior 12-month period, the Guaranteed Network Net Revenue amount for such prior period will be adjusted to reflect such changes (the “Adjusted Guaranteed Network Net Revenue”). The Adjusted Guaranteed Network Net Revenue at the end of each year shall serve as the projected network revenue for each Following Year. For each 12-month period, in the event network revenue received by the Cumulus Stations for any 12-month period following Closing is less than the then applicable Adjusted Guaranteed Network Net Revenue, Cumulus shall pay such shortfall to Townsquare within 30 days following the end of such 12-month period. Townsquare shall have the option to cancel the arrangement with Cumulus to provide time to Impact on thirty (30) days prior written notice to Cumulus, and upon such cancellation, Cumulus shall have no further obligations under this Section 5.15.

ARTICLE 6:        TOWNSQUARE CLOSING CONDITIONS

The obligation of Townsquare to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Townsquare):

6.1          Representations and Covenants.

(a)         Each of the representations and warranties of Cumulus made in this Agreement which are not qualified by materiality or words of similar import shall be true and correct in all material respects as of the Closing Date, and each of the representations and warranties of Cumulus made in this Agreement which are qualified by materiality or words of similar import shall be true and correct in all respects as of the Closing Date, in each case except for changes expressly permitted or contemplated by the terms of this Agreement.

(b)         The covenants and agreements to be complied with and performed by Cumulus at or prior to Closing shall have been complied with or performed in all material respects.

(c)         Townsquare shall have received a certificate dated as of the Closing Date from Cumulus executed by an authorized officer of Cumulus to the effect that the conditions set forth in Sections 6.1(a) and (b) shall have been satisfied.

6.2          Proceedings.  Neither Townsquare nor Cumulus shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

6.3          FCC Consents.   Each of the FCC Consents shall have been issued and shall have become a Final Order.

6.4          Hart Scott Rodino.   The HSR Clearance shall have been obtained.

6.5          Deliveries.   Cumulus shall have complied with its obligations set forth in Section 8.2.

6.6          Required Consents.   The Cumulus Required Consents shall have been obtained.

6.7          Cumulus Owned Real Property.  The Cumulus Owned Real Property shall be able to be conveyed to Townsquare at Closing free and clear of all Liens, other than Cumulus Permitted Liens.

6.8          No Liens.  There shall not be any Liens on the Cumulus Stations (other than the Cumulus Assumed Obligations, Cumulus Permitted Liens, and Liens created by Townsquare) or any financing statements of record with respect to the Cumulus Stations, except those to be released at the Closing and the Cumulus Assumed Obligations.

ARTICLE 7:        CUMULUS CLOSING CONDITIONS

The obligation of Cumulus to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Cumulus):

7.1          Representations and Covenants.

(a)         Each of the representations and warranties of Townsquare made in this Agreement which are not qualified by materiality or words of similar import shall be true and correct in all material respects as of the Closing Date, and each of the representations and warranties of Townsquare made in this Agreement which are qualified by materiality or words of similar import shall be true and correct in all respects as of the Closing Date, in each case except for changes expressly permitted or contemplated by the terms of this Agreement.

(b)         The covenants and agreements to be complied with and performed by Townsquare at or prior to Closing shall have been complied with or performed in all material respects.

(c)         Cumulus shall have received a certificate dated as of the Closing Date from Townsquare executed by an authorized officer of Townsquare to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2          Cash Consideration.    Townsquare shall have delivered to Cumulus the Cash Consideration.

7.3          Proceedings. Neither Townsquare nor Cumulus shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

7.4          FCC Consents.    Each of the FCC Consents shall have been issued and shall have become a Final Order.

7.5          Hart Scott Rodino.   The HSR Clearance shall have been obtained.

7.6          Deliveries.   Townsquare shall have complied with its obligations set forth in Section 8.1.

7.7          Required Consents.   The Townsquare Required Consents (if any) shall have been obtained.

7.8          Townsquare Owned Real Property.   The Townsquare Owned Real Property shall be able to be conveyed to Cumulus at Closing free and clear of all Liens, other than Townsquare Permitted Liens.

7.9          No Liens.   There shall not be any Liens on the Townsquare Stations (other than the Townsquare Assumed Obligations, Townsquare Permitted Liens, and Liens created by

Cumulus) or any financing statements of record with respect to Townsquare or the Townsquare Stations, except those to be released at the Closing and the Townsquare Assumed Obligations.

ARTICLE 8:        CLOSING DELIVERIES

8.1          Townsquare Deliveries.     At Closing, Townsquare shall deliver or cause to be delivered to Cumulus:

(i)           the Cash Consideration as provided in Section 1.6;

(ii)          good standing certificates for Townsquare, dated not more than five (5) business days prior to the Closing Date, issued by the Secretary of State of Townsquare’s jurisdiction of formation;

(iii)         a certificate executed by Townsquare’s secretary or assistant secretary confirming that the officers executing this Agreement and the Townsquare Ancillary Agreements are authorized to execute such documents;

(iv)         the certificate described in Section 7.1(c);

(v)          an assignment of FCC authorizations assigning the Townsquare FCC Licenses from Townsquare to Cumulus;

(vi)         an assignment and assumption of contracts with respect to the Townsquare Station Contracts and an assignment and assumption of contracts with respect to the Cumulus Station Contracts;

(vii)       an assignment and assumption of leases with respect to the Townsquare Real Property Leases and an assignment and assumption of leases with respect to the Cumulus Real Property Leases (if any);

(viii)      special warranty deeds conveying the Townsquare Owned Real Property (if any) from Townsquare to Cumulus, together with customary owner affidavits reasonably requested by Cumulus or any title company retained by Cumulus;

(ix)         an affidavit of non-foreign status of Townsquare that complies with Section 1445 of the Code;

(x)         an assignment of marks assigning the Townsquare Stations’ registered marks listed on Schedule 1.1.1(e) from Townsquare to Cumulus;

(xi)        domain name transfers with respect to the Townsquare Stations’ domain names listed on Schedule 1.1.1(e) and domain name transfers with respect to the Cumulus Stations’ domain names listed on Schedule 1.1.2(e) (if any), following customary procedures of the domain name administrator;

(xii)        endorsed vehicle titles conveying the vehicles included in the Townsquare Tangible Personal Property (if any) from Townsquare to Cumulus;

(xiii)       a bill of sale conveying the other Townsquare Station Assets from Townsquare to Cumulus;

(xiv)      any new agreements required by the Schedules to this Agreement or otherwise required by this Agreement (if any);

(xv)       the License Agreement;

(xvi)      any consents and estoppel certificates obtained by Townsquare; and

(xvii)     any other instruments of conveyance or assumption that may be reasonably necessary to consummate the exchange of assets as set forth in this Agreement.

8.2          Cumulus Deliveries.   At Closing, Cumulus shall deliver or cause to be delivered to Townsquare:

(i)         good standing certificates for Cumulus, dated not more than five (5) business days prior to the Closing Date, issued by the Secretary of State of Cumulus’ jurisdiction of formation;

(ii)          a certificate executed by Cumulus’ secretary or assistant secretary certifying confirming that the officers executing this Agreement and the Cumulus Ancillary Agreements are authorized to execute such documents;

(iii)         the certificate described in Section 6.1(c);

(iv)        an assignment of FCC authorizations assigning the Cumulus FCC Licenses from Cumulus to Townsquare;

(v)         an assignment and assumption of contracts with respect to the Townsquare Station Contracts and an assignment and assumption of contracts with respect to the Cumulus Station Contracts;

(vi)        an assignment and assumption of leases with respect to the Townsquare Real Property Leases and an assignment and assumption of leases with respect to the Cumulus Real Property Leases (if any);

(vii)       special warranty deeds conveying the Cumulus Owned Real Property (if any) from Cumulus to Townsquare, together with customary owner affidavits reasonably requested of Cumulus by any title company retained by Townsquare;

(viii)      an affidavit of non-foreign status of Cumulus that complies with Section 1445 of the Code;

(ix)         an assignment of marks assigning the Cumulus Stations’ registered marks listed on Schedule 1.1.2(e) (if any) from Cumulus to Townsquare;

(x)         domain name transfers with respect to the Townsquare Stations’ domain names listed on Schedule 1.1.1(e) and domain name transfers with respect to the Cumulus Stations’ domain names listed on Schedule 1.1.2(e) (if any), following customary procedures of the domain name administrator;

(xi)         endorsed vehicle titles conveying the vehicles included in the Cumulus Tangible Personal Property (if any) from Cumulus to Townsquare;

(xii)        a bill of sale conveying the other Cumulus Station Assets from Cumulus to Townsquare;

(xiii)       the License Agreement;

(xiv)      any new agreements required by the Schedules to this Agreement or otherwise required by this Agreement (if any);

(xv)       any consents and estoppel certificates obtained by Cumulus; and

(xvi)      any other instruments of conveyance or assumption that may be reasonably necessary to consummate the exchange of assets as set forth in this Agreement.

ARTICLE 9:         SURVIVAL; INDEMNIFICATION

9.1          Survival.     The representations and warranties in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date whereupon they shall expire and be of no further force or effect, except (i) those under Sections 2.5 and 3.5 (Taxes), and those under Sections 2.6, 2.7, 2.10, 3.6, 3.7 and 3.10 solely with respect to title (collectively, the “SOL Representations”), all of which shall survive until the expiration of any applicable statute of limitations, (ii) those under Sections 2.9 and 3.9 (Environmental) shall survive for twenty-four (24) months from the Closing Date, (iii) those under Sections 2.1 and 3.1 (Organization), 2.2 and 3.2 (Authorization), and 2.21 and 3.21 (No Broker) (collectively, the “Fundamental Representations”) shall survive indefinitely and (iv) that if within such applicable period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the resolution of such claim. The covenants and agreements in this Agreement shall survive Closing until performed.

9.2          Indemnification.

(a)         Subject to Section 9.2(b), from and after Closing, Townsquare shall defend, indemnify and hold harmless Cumulus from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Cumulus arising out of or resulting from:

(i)          any breach by Townsquare of its representations and warranties made under this Agreement; or

(ii)         any material default by Townsquare of any covenant or agreement made under this Agreement; or

(iii)         the Townsquare Retained Obligations or the business or operation of the Townsquare Stations before the Effective Time, except for the Cumulus Assumed Obligations; or

(iv)        the business or operation of the Cumulus Stations after the Effective Time; or

(v)         the Townsquare Assumed Obligations.

(b)         Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Townsquare shall have no liability to Cumulus under Section 9.2(a)(i) (other than with respect to breaches of SOL Representations or Fundamental Representations of Townsquare) until Cumulus’ aggregate Damages exceed $200,000, after which such threshold amount shall be included in, not excluded from, any calculation of Damages, and (ii) the maximum aggregate liability of Townsquare under Section 9.2(a)(i) (other than with respect to breaches of SOL Representations or Fundamental Representations of Townsquare) shall be an amount equal to $3,000,000;

(c)         Subject to Section 9.2(d), from and after Closing, Cumulus shall defend, indemnify and hold harmless Townsquare from and against any and all Damages incurred by Townsquare arising out of or resulting from:

(i)          any breach by Cumulus of its representations and warranties made under this Agreement; or

(ii)         any material default by Cumulus of any covenant or agreement made under this Agreement; or

(iii)        the Cumulus Retained Obligations or the business or operation of the Cumulus Stations before the Effective Time except for Townsquare Assumed Obligations; or

(iv)        the business or operation of the Townsquare Stations after the Effective Time; or

(v)         the Cumulus Assumed Obligations.

(d)         Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Cumulus shall have no liability to Townsquare under Section 9.2(c)(i) (other than with respect to breaches of SOL Representations or Fundamental Representations of Cumulus) until Townsquare’s aggregate Damages exceed $1,350,000, after which such threshold amount shall be included in, not excluded from, any calculation of Damages, and (ii) the maximum aggregate liability of Cumulus under Section 9.2(c)(i) (other than with respect to breaches of SOL Representations or Fundamental Representations of Cumulus) shall be an amount equal to $20,250,000.

(e)         Notwithstanding anything in this Agreement to the contrary, the parties’ respective obligations under Section 5.8 to pay over to the other party any and all collected accounts receivable shall not be subject to any limitations on the survival period set forth in Section 9.1 or the threshold limitations set forth in Sections 9.2(b) or 9.2(d).

9.3          Procedures.

(a)         The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.

(b)         The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(c)         Anything herein to the contrary notwithstanding:

(i)          the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii)         the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim;

(iii)        in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim; and

(iv)        neither party shall have any liability to the other under any circumstances for special, indirect, consequential, punitive or exemplary damages or lost profits or similar damages of any kind, whether or not foreseeable.

(d)         After Closing, excepting claims for fraud, all claims for breach of representations or warranties under this Agreement shall be subject to the limitations set forth in Section 9.2(b) or 9.2(d), as applicable.

ARTICLE 10:      TERMINATION AND REMEDIES

10.1        Termination.   Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:

(a)         by mutual written consent of Cumulus and Townsquare;

(b)         by written notice of Cumulus to Townsquare if Townsquare breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below); provided, that Cumulus may not terminate pursuant to this Section 10.1(b) if it is then in material breach of or default under this Agreement;

(c)         by written notice of Townsquare to Cumulus if Cumulus breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, that Townsquare may not terminate pursuant to this Section 10.1(c) if it is then in material breach of or default under this Agreement;

(d)         by written notice of Townsquare to Cumulus or Cumulus to Townsquare if Closing does not occur by the date twelve (12) months after the date of this Agreement (as may be extended by the written agreement of the parties, the “Outside Date”);

(e)         by written notice of either party to the other if the FCC (or its staff pursuant to delegated authority) issues a decision which designates any of the FCC Applications or the Divestiture Applications for an evidentiary hearing, dismisses any of the FCC Applications or Divestiture Applications as unacceptable for filing, or otherwise denies any of the FCC Applications or the Divestiture Applications; provided, that a party may not terminate pursuant to this Section 10.1(e) if its material breach of or default under this Agreement was the basis for the FCC action;

(f)         by written notice of either party to the other if there shall be in effect a final, non-appealable order of a court or governmental authority or authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby; or

(g)         as provided by Section 5.5(c).

10.2        Cure Period.   Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Cumulus or Townsquare receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) ten (10) calendar days thereafter or (ii) the Closing Date determined under Section 1.9; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the Closing Date determined under Section 1.9, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date determined under Section 1.9.

10.3        Survival.    The termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 5.1(a) (Confidentiality) and 11.1 (Expenses) shall survive any termination of this Agreement.

10.4        Specific Performance.   Each party hereto agrees and acknowledges that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, in the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction (without posting bond or other security) restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

ARTICLE 11:      MISCELLANEOUS

11.1        Expenses.    Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except as otherwise set forth expressly herein (including, without limitation, pursuant to Section 5.9). All governmental fees and charges applicable to any requests for Governmental Consents under this Agreement shall be shared equally by the parties, except for filing fees related to the Divesture Applications which shall be paid by Townsquare, transfer taxes with respect to the Cumulus Stations, which shall be paid by Cumulus, and transfer taxes with respect to the Townsquare Stations, which shall be paid by Townsquare. The costs of any Phase I’s or surveys commissioned or obtained by Townsquare pursuant to this Agreement shall be paid by Townsquare and any Phase I’s or surveys commissioned or obtained pursuant to this Agreement by Cumulus shall be paid by Cumulus. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

11.2        Further Assurances.  After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to carry out the provisions of this Agreement and more effectively consummate the transactions contemplated hereby.

11.3        Assignment.   Neither party may assign this Agreement without the prior written consent of the other party hereto, except that (a) a party may assign to an affiliate its right to acquire assets under this Agreement upon written notice to (but without need for the consent of) the other party if it does not adversely affect the other party’s like-kind exchange treatment under the Code and (i) any such assignment does not delay processing of the FCC Applications, issuance of the FCC Consents or Closing, (ii) the assignee delivers to the other party a written assumption of this Agreement, (iii) the assignor shall remain liable for all of its obligations hereunder, and (iv) the assignor shall be solely responsible for any third party consents necessary in connection therewith (none of which are a condition to Closing), and (b) Townsquare and Cumulus may each collaterally assign its rights and remedies hereunder to any bank, financial institution or other lender that has loaned funds or otherwise extended credit to it or any of its affiliates but only to the extent such assignment is in compliance with the requirements of the Communications Act and the FCC Rules, or make any assignment that is undertaken to comply with any FCC Rules, including the Local Radio Ownership Rule. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

11.4        Notices.   Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission, transmission by electronic mail or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Townsquare:	Townsquare Radio, LLC
240 Greenwich Avenue
Greenwich, Connecticut 06830
Attention: Alex Berkett
Facsimile: (203) 413-7722
Email: alex@townsquaremedia.com

with a copy (which shall not	McDermott Will & Emery LLP
constitute notice) to:	340 Madison Avenue
New York, New York 10173
Attention: Todd A. Finger
Facsimile: (212) 547-5444
Email: tfinger@mwe.com

with a copy (which shall not	Akin Gump Strauss Hauer & Feld LLP
constitute notice) to:	1333 New Hampshire Avenue, N.W.
Washington, DC 20036-1564
Attention: Tom W. Davidson
Facsimile: (202) 887-4288
Email: tdavidson@akingump.com

if to Cumulus:	Cumulus Broadcasting LLC
3280 Peachtree Road, NW
Suite 2300
Atlanta, Georgia 30305
Attention: Richard S. Denning
Facsimile: (404) 260-6877
Email:

with a copy (which shall not	Jones Day
constitute notice) to:	1420 Peachtree Street NE, Suite 800
Atlanta, Georgia 30309
Attention: William B. Rowland

Facsimile: (404) 581-8330
Email: wbrowland@jonesday.com

with a copy (which shall not	Pillsbury Winthrop Shaw Pittman LLP
constitute notice) to:	2300 N Street, NW
Washington, D.C. 20037-1122
Attention: Lewis J. Paper
Facsimile: (202) 663-8007
Email: lew.paper@pillsburylaw.com

11.5        Waivers.  No waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such waiver is sought. The rights and remedies of the parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege.

11.6        Entire Agreement; Amendments.   This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except any confidentiality agreement among the parties, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, neither party makes any representation or warranty to the other with respect to any projections, budgets or other estimates of revenues, expenses or results of operations, or, except as expressly set forth in Article 2 or Article 3, as applicable, any other financial or other information made available to the other party. This Agreement may only be amended by a document executed by the parties.

11.7        Severability.   If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

11.8        No Beneficiaries.   Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

11.9        Governing Law.   The construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof. Except as provided in Section 1.7(d), the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.9 shall be deemed effective service of process on such party.

11.10      WAIVER OF JURY TRIAL.  THE PARTIES EACH IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION IN CONNECTION WITH THIS AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL.

11.11      Neutral Construction.   The parties agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Townsquare and Cumulus, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

11.12      Counterparts.   This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. A telecopy, PDF or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, e-mail or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CUMULUS:	CUMULUS BROADCASTING LLC
CUMULUS LICENSING LLC
CITADEL BROADCASTING COMPANY
RADIO LICENSE HOLDING CBC, LLC

	By:	/s/ Richard S. Denning
		Name:	Richard S. Denning
		Title:	Senior Vice President, Secretary and
General Counsel

TOWNSQUARE:	TOWNSQUARE RADIO, LLC
TOWNSQUARE MEDIA OF BLOOMINGTON, INC.
TOWNSQUARE MEDIA OF PEORIA, INC.
TOWNSQUARE MEDIA LICENSEE OF PEORIA, INC.

By:
		Name:	Alex Berkett
		Title:	Executive Vice President

[Signature Page to Asset Purchase and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CUMULUS:	CUMULUS BROADCASTING LLC
CUMULUS LICENSING LLC
CITADEL BROADCASTING COMPANY
RADIO LICENSE HOLDING CBC, LLC

By:
		Name:	Richard S. Denning
		Title:	Senior Vice President, Secretary and
General Counsel

TOWNSQUARE:	TOWNSQUARE RADIO, LLC
TOWNSQUARE MEDIA OF BLOOMINGTON, INC.
TOWNSQUARE MEDIA OF PEORIA, INC.
TOWNSQUARE MEDIA LICENSEE OF PEORIA, INC.

	By:	/s/ Alex Berkett
		Name:	Alex Berkett
		Title:	Executive Vice President

[Signature Page to Asset Purchase and Exchange Agreement]

Exhibit A

LICENSE AGREEMENT

See attached.

CUMULUS MEDIA HOLDINGS INC.

Software License Agreement

This License Agreement, by and between Cumulus Media Holdings Inc. (“Cumulus”) and Townsquare Radio, LLC (“Townsquare”), is entered into in connection with that certain asset exchange agreement by and between Cumulus and Townsquare, dated April 28, 2012 (the “Exchange Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Exchange Agreement.

Cumulus grants to Townsquare a nonexclusive, nontransferable and royalty-free license to use at the Cumulus Stations the computer software package listed on Exhibit A hereto (the “Software”) for a period of one-year from the Closing Date.

THE LICENSE HEREBY GRANTED TO TOWNSQUARE DOES NOT INCLUDE ANY RIGHT TO USE THE SOFTWARE FOR PURPOSES OTHER THAN OPERATION OF THE CUMULUS STATIONS OR TO COPY, REPRODUCE, SELL, ASSIGN, TRANSFER, OR SUBLICENSE THE SOFTWARE FOR ANY PURPOSE, IN WHOLE OR IN PART, WITHOUT THE PRIOR WRITTEN PERMISSION OF CUMULUS, WHICH PERMISSION MAY BE WITHHELD BY CUMULUS IN ITS SOLE DISCRETION. If such permission is obtained, Townsquare agrees to apply Cumulus’ copyright notice or other identifying legends to such copies or reproductions.

The rights herein granted to Townsquare shall not affect the exclusive ownership by Cumulus of the Software or of any trademarks, copyrights, patents, trade secrets, proprietary rights, or other property rights of Cumulus pertaining to the Software.

Townsquare agrees that only authorized officers, employees, contractors and agents of Townsquare (each, an “Authorized User”) will use the Software or have access to the same (or to any part thereof) and that Townsquare will require each Authorized User to not disclose any part or all of the Software, or permit any part or all the same to be used by any person or entity other than those identified herein. Townsquare acknowledges that certain of Cumulus’s rights may be derived from license agreements with third parties and as such Townsquare agrees to preserve the confidentiality of information imparted to Cumulus under such third party license agreements.

Cumulus shall defend, indemnify and hold harmless Townsquare and Authorized Users from and against any and all third party claims that the use of the Software by the Authorized Users infringes on the intellectual property rights of such third party provided Townsquare advises Cumulus of any such claim in reasonably sufficient time to respond to and defend such claims. Cumulus shall have the sole right to defend any such third party claim. Upon receipt of such claim or any claim against Cumulus that the use of the Software infringes the intellectual property rights of any third party, Cumulus may elect to terminate this license to the Software.

If Townsquare modifies the Software in any manner, this license shall automatically terminate. If the Townsquare or any of its officers, employees, or agents should devise any revisions, enhancements, or improvements in the Software, Townsquare shall disclose such improvements to Cumulus, and Cumulus shall have a royalty-free license to use such revisions, enhancements and improvements and the right to grant sub-licenses thereof. Cumulus does not assume any responsibility or liability with respect to unauthorized modification or substitution of subsystems or components.

Townsquare shall require each Authorized User of the Software to abide by the terms and conditions of this License Agreement as if each were a party hereof, and shall indemnify and hold harmless Cumulus from any breach of this License Agreement by an Authorized User.

The term of Townsquare’s license to the Software shall continue until the earlier of: (a) any sublicense, assignment or transfer or attempted sublicense, assignment or transfer by Townsquare of the Software without the consent of Cumulus; (b) the transport, movement or attempted transport or movement by the Townsquare of the Software, or the hardware on which the Software is installed, from the Cumulus Stations without prior written consent of Cumulus; (c) Townsquare modifies the Software in any way; (d) the mutual written consent of Townsquare and Cumulus; or (e) the first anniversary of the Closing Date.

CUMULUS MAKES NO EXPRESS OR IMPLIED WARRANTIES REGARDING THE SOFTWARE AND HEREBY DISCLAIMS ANY SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN ADDITION, CUMULUS SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR DAMAGES) CAUSED BY THE SOFTWARE.

Townsquare may not assign this License Agreement or any interest herein without the prior written consent of Cumulus. Cumulus may assign this Agreement or any interest herein to a parent, subsidiary, affiliate, or third party as part of the sale of any portion of its business or pursuant to any merger, consolidation, or reorganization, without Townsquare’s consent, provided that the entity to which Cumulus intends to assign this Agreement must have the necessary assets, including intangible assets, to satisfy all Cumulus obligations under this License Agreement.

Both parties agree that this License Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date set forth above.

CUMULUS MEDIA HOLDINGS INC.

By:
Name:
Title:

TOWNSQUARE RADIO, LLC

By:
Name:
Title:

EXHIBIT A

SOFTWARE

Stratus Traffic & Billing

Stratus Music Scheduling

Opx Automation by BSI*

*           The license to the Software is limited to the markets where the individual software packages comprising the Software are currently being used as of the date of the Exchange Agreement.